UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

First Citizens BancShares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Post Office Box 27131

Raleigh, North Carolina 27611-7131

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of shareholders of First Citizens BancShares, Inc. will be held at the First Citizens Center located at 4300 Six Forks Road, Raleigh, North Carolina, at 1:00 p.m. on Monday, April 26, 2010.

The purposes of the meeting are:

1.	Election of Directors: To elect 18 directors for one-year terms;

2.	Ratification of Appointment of Independent Accountants: To vote on a proposal to ratify the appointment of Dixon Hughes PLLC as our independent accountants for 2010; and

3.	Other Business: To transact any other business properly presented for action at the Annual Meeting.

At the Annual Meeting, you may cast one vote for each share of our Class A Common Stock, and 16 votes for each share of our Class B Common Stock, you held of record on March 3, 2010, which is the record date for the meeting.

You are invited to attend the Annual Meeting in person. However, if you are the record holder of your shares of our common stock, we ask that you appoint the Proxies named in the enclosed proxy statement to vote your shares for you by signing and returning the enclosed proxy card, or following the instructions in the proxy statement to appoint the Proxies by Internet, even if you plan to attend the Annual Meeting. If your shares are held in “street name” by a broker or other nominee, only the record holder of your shares may vote them for you, so you should follow your broker’s or nominee’s directions and give it instructions as to how it should vote your shares. Doing that will help us ensure that your shares are represented and that a quorum is present at the Annual Meeting. Even if you sign a proxy card or appoint the Proxies by Internet, you may still revoke your appointment later or attend the Annual Meeting and vote in person.

This notice and the enclosed proxy statement and proxy card are being mailed to our shareholders on or about March 19, 2010.

By Order of the Board of Directors

James E. Creekman

Secretary

YOUR VOTE IS IMPORTANT.

WHETHER YOU OWN ONE SHARE OR MANY, YOUR PROMPT COOPERATION

IN VOTING YOUR PROXY CARD IS APPRECIATED.

Post Office Box 27131

Raleigh, North Carolina 27611-7131

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

General

This proxy statement is dated March 15, 2010, and is being furnished to our shareholders by our Board of Directors in connection with our solicitation of appointments of proxies in the form of the enclosed proxy card for use at the 2010 Annual Meeting of our shareholders and at any adjournments of the meeting. The Annual Meeting will be held at the First Citizens Center located at 4300 Six Forks Road, Raleigh, North Carolina, at 1:00 p.m. on Monday, April 26, 2010.

In this proxy statement, the terms “you,” “your” and similar terms refer to the shareholder receiving it. The terms “we,” “us,” “our” and similar terms refer to First Citizens BancShares, Inc. “FCB” and “IronStone” refer to our banking subsidiaries, First-Citizens Bank & Trust Company and IronStone Bank, and “the Banks” refers to our bank subsidiaries collectively.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE SHAREHOLDER MEETING TO BE HELD ON APRIL 26, 2010.

The proxy statement and annual report to security holders are available at:

www.firstcitizens.com/proxy

Proposals to be Voted on at the Annual Meeting

At the Annual Meeting, record holders of our common stock will consider and vote on proposals to:

•	elect 18 directors for one-year terms (see “Proposal 1: Election of Directors” on page 4);

•	ratify the appointment of Dixon Hughes PLLC as our independent accountants for 2010 (see “Proposal 2: Ratification of Appointment of Independent Accountants” on page 43); and

•	transact any other business properly presented for action at the Annual Meeting.

Our Board of Directors recommends that you vote “FOR” the election of each of the 18 nominees for director named in this proxy statement, and “FOR” ratification of the appointment of our independent accountants.

How You Can Vote at the Annual Meeting

Record Holders.    If your shares of our common stock are held of record in your name, you can vote at the Annual Meeting in any of the following ways.

•	You can attend the Annual Meeting and vote in person.

•

You can sign and return the proxy card enclosed with this proxy statement to appoint the “Proxies” named below to vote your shares for you at the meeting, or you can validly appoint another person to vote your shares for you.

•

You can appoint the Proxies to vote your shares for you by going to the Internet website www.firstcitizens.com/vote. When you are prompted for your “control number,” enter the number printed just above your name on the enclosed proxy card, and then follow the instructions provided. You may appoint the Proxies by Internet only until 5:00 p.m. EDT on April 25, 2010, which is the day before the Annual Meeting date. If you appoint the Proxies by Internet, you need not sign and return a proxy card. You will be appointing the Proxies to vote your shares on the same terms and with the same authority as if you marked, signed and returned a proxy card. The authority you will be giving the Proxies is described below and in the proxy card enclosed with this proxy statement.

Shares Held in “Street Name.”    Only the record holders of shares of our common stock or their appointed proxies may vote those shares. As a result, if your shares of our common stock are held for you in “street name” by a broker or other nominee, then only your broker or nominee (i.e. the record holder) may vote them for you, or appoint the Proxies to vote them for you, unless you make arrangements for your broker or nominee to assign its voting rights to you or for you to be recognized as the person entitled to vote your shares. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares by completing and returning to it the voting instruction sheet you received with your copy of our proxy statement (or by following any directions you received from your broker or nominee for giving voting instructions electronically). Brokers and other nominees who hold shares in street name for their clients typically have the discretionary authority to vote those shares on “routine” matters when they have not received instructions from beneficial owners of the shares. However, they may not vote those shares on non-routine matters (including the election of directors) unless their clients give them voting instructions. To ensure that shares you hold in street name are represented at the Annual Meeting and voted in the manner you desire, it is important that you instruct your broker or nominee as to how it should vote your shares.

Solicitation and Voting of Proxy Cards

If you are the record holder of your shares of our common stock, a proxy card is included with this proxy statement that provides for you to name six of our directors (George H. Broadrick, Hope Holding Connell, Frank B. Holding, Frank B. Holding, Jr., Lewis T. Nunnelee II, and David L. Ward, Jr.), or any substitutes appointed by them, individually and as a group, to act as your “Proxies” and vote your shares at the Annual Meeting. We ask that you sign and date your proxy card and return it in the enclosed envelope, or follow the instructions above for appointing the Proxies by Internet, so that your shares will be represented at the meeting.

If you sign a proxy card and return it so that we receive it before the Annual Meeting, or you appoint the Proxies by Internet, the shares of our common stock that you hold of record will be voted by the Proxies according to your instructions. If you sign and return a proxy card, or appoint the Proxies by Internet, but you do not give any voting instructions, then the Proxies will vote your shares “FOR” the election of each of the 18 nominees for director named in Proposal 1 below and “FOR” Proposal 2 discussed in this proxy statement. If, before the Annual Meeting, any nominee named in Proposal 1 becomes unable or unwilling to serve as a director for any reason, your proxy card will give the Proxies discretion to vote your shares for a substitute nominee named by our Board of Directors. We are not aware of any business that will be brought before the Annual Meeting other than the election of directors and ratification of the appointment of our independent accountants, but, if any other matter is properly presented for action by our shareholders, your proxy card will authorize the Proxies to vote your shares according to their best judgment. The Proxies also will be authorized to vote your shares according to their best judgment on matters incident to the conduct of the meeting, including motions to adjourn the meeting.

If you are the record holder of your shares and you do not return a proxy card or appoint the Proxies by Internet, the Proxies will not have authority to vote for you and your shares will not be represented or voted at the Annual Meeting unless you attend the meeting in person or validly appoint another person to vote your shares for you.

Revocation of Proxy Cards; How You Can Change Your Voting Instructions

Record Holders.    If you are the record holder of your shares and you sign and return a proxy card or appoint the Proxies by Internet and you later wish to change the voting instructions or revoke the authority you gave the Proxies, you can do so before the Annual Meeting by taking the appropriate action described below.

To change the voting instructions you gave the Proxies:

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you can sign a new proxy card, dated after the date of your original proxy card, which contains your new instructions, and submit it to us so that we receive it before the voting takes place at the Annual Meeting; or

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if you appointed the Proxies by Internet, you can go to the same Internet website (www.firstcitizens.com/vote) before 5:00 p.m. EDT on April 25, 2010 (the day before the Annual Meeting), enter the same control number (printed just above your name on the enclosed proxy card) that you previously used to appoint the Proxies, and then change your voting instructions.

The Proxies will follow the last voting instructions they receive from you before the Annual Meeting.

To revoke your proxy card or your appointment of the Proxies by Internet:

•	you can give our Corporate Secretary a written notice that you want to revoke your proxy card or Internet appointment; or

•

you can attend the Annual Meeting and notify our Corporate Secretary that you want to revoke your proxy card or Internet appointment and vote your shares in person. Simply attending the Annual Meeting alone, without notifying our Corporate Secretary, will not revoke your proxy card or Internet appointment.

Shares Held in “Street Name.”    If your shares are held in “street name” and you want to change voting instructions you have given to your broker or other nominee, you must follow your broker’s or nominee’s directions.

Expenses and Method of Solicitation

We will pay all costs of soliciting proxy cards for the Annual Meeting, including costs of preparing and mailing this proxy statement. We are requesting that banks, brokers and other custodians, nominees and fiduciaries forward copies of our proxy solicitation materials to their principals and request their voting instructions, and we will reimburse those persons for their expenses in doing so. In addition to solicitation by mail, the Banks’ and our directors, officers and employees may solicit proxy cards, personally or by telephone or other methods of communication, but they will not receive any additional compensation from us for doing so.

In connection with the solicitation of proxy cards for the Annual Meeting, we have not authorized anyone to give you any information, or make any representation, that is not contained in this proxy statement. If anyone gives you any other information or makes any other representation, you should not rely on it as having been authorized by us.

Record Date and Voting Securities

The close of business on March 3, 2010, is the “Record Date” we are using to determine which shareholders are entitled to receive notice of and to vote at the Annual Meeting and how many shares they are entitled to vote. Our voting securities are the 8,756,778 shares of Class A Common Stock (“Class A Common”) and 1,677,675 shares of Class B Common Stock (“Class B Common”) that were outstanding on the Record Date. You must have been a record holder of our stock on that date in order to vote at the meeting.

Quorum and Voting Procedures

A quorum must be present for business to be conducted at the Annual Meeting. For all matters to be voted on at the meeting, a quorum will consist of shares representing a majority of the votes entitled to be cast by holders of outstanding shares of Class A Common and Class B Common that may be voted at the meeting. Shares represented in person or by proxy at the meeting will be counted for the purpose of determining whether a quorum exists. Once a share is represented for any purpose at the meeting, it will be treated as present for quorum purposes for the remainder of the meeting and for any adjournments. If you return a valid proxy card, appoint the Proxies by Internet or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain or instruct the Proxies to abstain from voting on one or more matters. Broker “non-votes” also will be counted in determining whether there is a quorum. Broker “non-votes” will occur if your shares are held by a broker and are voted on one or more matters at the meeting but are not voted by the broker on a “non-routine” matter (such as the election of directors) because you have not given the broker voting instructions on that matter. If your shares are represented at the meeting with respect to any matter voted on, they will be treated as present with respect to all matters voted on, even if they are not voted on all matters.

You may cast one vote for each share of Class A Common, and 16 votes for each share of Class B Common, that you held of record on the Record Date on each director to be elected and on each other matter voted on by shareholders at the Annual Meeting. You may not cumulate your votes in the election of directors.

Vote Required for Approval

Our directors are elected by a plurality of the votes cast in elections. In the election of directors at the Annual Meeting, the 18 nominees receiving the highest numbers of votes will be elected. For Proposal 2 to be approved, a majority of the votes entitled to be cast on behalf of shares present or represented at the Annual Meeting must be cast in favor of the proposal. Abstentions and broker non-votes will have no effect in the voting for directors, but they will have the same effect as votes against Proposal 2 and any other matter voted on by our shareholders at the Annual Meeting.

PROPOSAL 1:    ELECTION OF DIRECTORS

General

Our Bylaws provide that:

•

our Board of Directors will consist of not less than five nor more than 30 members, and our Board is authorized to set and change the actual number of our directors from time to time within those limits; and

•	our directors are elected each year at the Annual Meeting for terms of one year or until their successors have been duly elected and qualified.

Nominees

The number of our directors currently is set at 19, and there is one vacancy on the Board resulting from the retirement on December 31, 2009, of R. C. Soles, Jr. The Board has reduced the number of our directors to 18 for the year following the Annual Meeting, and, based on the recommendation of our Nominations Committee, it has nominated our 18 current directors for re-election as directors at the meeting. The following table lists information about each nominee, including a description of his or her principal occupation and business experience.

Name and Age	Current Positions With Us and the Banks (1)	Year First Elected (2)	Principal Occupation and Business Experience
John M. Alexander, Jr. 60	Director	1990	President and Chief Operating Officer, Cardinal International Trucks, Inc. (truck dealer)
Carmen Holding Ames (3)(4) 41	Director	1996	Private investor
Victor E. Bell III 53	Director	2002	Chairman and President, Marjan, Ltd. (real estate and other investments)
George H. Broadrick (4) 87	Director	1975	Retired; our former President
Hope Holding Connell (3)(4) 47	Director; Executive Vice President and Business Banking Segment Manager of FCB; President of IronStone Bank	2006	Our executive officer
Hubert M. Craig III 53	Director	1998	Vice President and director, Gaston County Dyeing Machine Company (textile machinery manufacturer)
H. Lee Durham, Jr. (4) 61	Director	2003	Retired; previously, partner, PricewaterhouseCoopers LLP (public accounting firm)
Lewis M. Fetterman 88	Director	1980	Retired; previously, Chairman and Chief Executive Officer, Super Soil Systems USA, Inc. (animal waste control); President and owner, LMF Farms (swine production)

Name and Age	Current Positions With Us and the Banks (1)	Year First Elected (2)	Principal Occupation and Business Experience
Daniel L. Heavner 62	Director	2007	Managing partner; Heavner Furniture Market (retail furniture sales)
Frank B. Holding (3)(4) 81	Director; our and FCB’s Executive Vice Chairman	1962	Our executive officer
Frank B. Holding, Jr. (3)(4) 48	Director; our, FCB’s and IronStone’s Chairman and Chief Executive Officer	1993	Our executive officer
Lucius S. Jones 67	Director	1994	President, Chief Executive Officer and owner, United Realty & Construction Company, Inc. (residential development and construction)
Robert E. Mason IV 51	Director	2007	President and Chief Executive Officer, R. E. Mason Company (industrial automation and services)
Robert T. Newcomb 49	Director	2002	Chairman, President and Owner, Newcomb Affiliates, Inc. and its subsidiary, Newcomb & Company (mechanical contractors)
Lewis T. Nunnelee II 84	Director	1979	Chairman, Coastal Beverage Company, Inc. (wholesale distributor)
James M. Parker 67	Director; our and FCB’s Vice Chairman; President - Western Division and Chief Operating Officer of IronStone Bank	2007	Our executive officer
Ralph K. Shelton 67	Director	2003	President, Chief Executive Officer, and Chairman, Southeast Fuels Inc. (bulk fuel distributor)
David L. Ward, Jr. 74	Director	1971	Attorney; senior member, Ward and Smith, P.A. (law firm)

(1)	Each of our directors also serves as a director of FCB. Messrs. Alexander, Craig, Durham, F. Holding, Jr., Jones, Newcomb, Parker and Shelton and Ms. Connell also serve as directors of IronStone. Listings of the members of certain committees of our Board are contained below under the heading “Committees of Our Board.”
(2)	“Year first elected” refers to the year in which each individual first became our director or, if before 1982, a director of FCB.
(3)	Mr. F. Holding, Jr. is the son of Mr. F. Holding and the brother of Ms. Connell. Ms. Connell is the daughter of Mr. F. Holding and the sister of Mr. F. Holding, Jr. Ms. Ames is the niece of Mr. F. Holding and cousin of Mr. F. Holding, Jr. and Ms. Connell.
(4)	During the past five years, certain of our directors and nominees for director have served as directors of other publicly-held companies. Mr. F. Holding, Jr. currently serves as a director of Piedmont Natural Gas Company, Inc., Charlotte, NC. Mr. Durham currently serves as a director of Triad Guaranty, Inc., Winston-Salem, NC. In addition, Ms. Ames and Mr. F. Holding currently serve as directors of First Citizens Bancorporation, Inc. (which was publicly-held until 2006), Ms. Connell and Mr. F. Holding currently serve as directors of Southern BancShares (N.C.), Inc. (which was publicly-held until 2006), Ms. Connell currently serves as a director of Yadkin Valley Company (which was publicly-held until 2006), and Ms. Ames currently serves as a director of Fidelity BancShares (N.C.), Inc. (which was publicly-held until 2004). Mr. Broadrick served as a director of First Citizens Bancorporation, Inc. until 2007.

Our Board of Directors recommends that you vote “FOR” each of the 18 nominees named above.

The 18 nominees receiving the highest numbers of votes will be elected.

Factors Bearing on Selection of Nominees

The experience, qualifications, attributes, skills and other factors that led our Board to conclude that each nominee listed in the table above should serve or continue to serve as a director are described below.

John M. Alexander, Jr.

•	Thorough understanding of our culture, values, and goals derived from service as a director since 1990.

•	Visible and active as a community leader.

•	Management experience derived from more than 40 years in managing, operating, and growing a successful truck dealership.

•	Able to identify with the financial needs of small and mid-size businesses, the largest business segment of our banking subsidiaries.

Carmen Holding Ames

•

Thorough understanding of our culture, values, and goals derived from service as a director since 1996. As the daughter of the former Chairman and CEO and a former employee of FCB, she has been imbued over a lifetime with our company’s culture, values, and goals.

•

Substantial personal financial interest in long term growth, stability, and success of our company and its banking subsidiaries because of her significant personal and/or beneficial ownership of shares in our company.

•	Ability to identify with the needs of female customers and female business owners.

Victor E. Bell, III

•	Thorough understanding of our culture, values, and goals derived from service as a director since 2002.

•	Familiarity with real estate, real estate-related investments, and business in North Carolina’s Triangle market.

•

Familiarity with the medical community and area universities and educational institutions in North Carolina derived from service on the Board of Visitors of the University of North Carolina at Chapel Hill and the Board of Visitors of the UNC Lineberger Comprehensive Cancer Center, and as Chairman and President of Ravenscroft School.

•	Management experience derived from more than 30 years in managing, operating, and growing a successful family-owned real estate and investment business.

•	Able to identify with the financial needs of small and mid-size businesses, the largest business segment of our banking subsidiaries.

George H. Broadrick

•

Intimate knowledge of our culture, values, goals, strategies, and operations derived from service as our former President (now retired), a director for more that 30 years, and the advisor to senior management since his retirement.

•	Former member of North Carolina Banking Commission; knowledgeable and experienced in dealing with regulatory and governmental agencies.

•	Active in business development in the Charlotte, North Carolina market and a highly-regarded community leader.

Hope Holding Connell

•

Intimate knowledge of our culture, values, goals, strategies, and operations derived from more than 24 years of management experience with us and our banking subsidiaries and service as a director since 2006. Current President of IronStone Bank.

•	Experienced in managing our expansion into new markets.

•	Visible and active as a community leader.

•

Substantial personal financial interest in long term growth, stability, and success of our company and its banking subsidiaries because of her significant personal and/or beneficial ownership of shares of our company.

•	Ability to identify with the needs of female customers and female business owners.

Hubert M. Craig, III

•	Thorough understanding of our culture, values, and goals derived from service as a director since 1998 and three years of work experience with First Citizens Bank early in his career.

•	Visible and active as a community leader.

•

Management experience derived from more than 23 years of direct involvement in the management of a privately-owned manufacturing facility engaged in worldwide sales of textile dyeing equipment and custom stainless steel fabrication.

•	Personal knowledge of North Carolina’s Charlotte-Gastonia markets.

•	Able to identify with the financial needs of small and mid-size businesses, the largest business segment of our banking subsidiaries.

H. Lee Durham, Jr.

•	Thorough understanding of our culture, values, and goals derived from service as a director since 2003.

•

Financial experience derived from 32 years in public accounting, a significant portion of which was dedicated to bank clients, including as auditor and consultant. Financial experience qualifies him to continue serving as Chairman of and financial expert for the Audit and Compliance Committee.

•

Experience derived from service as a director, chairman of the audit committee, chairman of the nominations and corporate governance committee, member of the compensation committee, and lead independent director of another public financial services company.

•	Member of the Statewide Council on Innovation.

•	Able to identify with the financial needs of small and mid-size businesses, the largest business segment of our banking subsidiaries.

Lewis M. Fetterman

•	Thorough understanding of our culture, values, and goals derived from service as a director since 1980.

•	Management experience derived from more than 40 years in managing, operating, and growing a successful small business.

•	Intimate knowledge of, and experience in dealing with, agricultural lending issues, and in particular the pork industry.

•	Familiarity with colleges and community colleges in North Carolina derived from service on the boards of Campbell University and local community colleges.

•	Able to identify with the financial needs of small and mid-size businesses, the largest business segment of our banking subsidiaries.

Daniel L. Heavner

•	Thorough understanding of our culture, values, and goals derived from service as a director since 2007.

•

Management experience derived from more than 39 years in managing, operating, and growing various successful small business ventures, including retail furniture, owning and managing apartments, real estate development and construction, farming operations, government service contracts, and real estate investments.

•	Intimate knowledge of retail business operations.

•	Personal knowledge of the Triangle (North Carolina) market.

•	Experience in dealing with public agencies for the development of public and low cost housing.

•	Able to identify with the financial needs of small and mid-size businesses, the largest business segment of our banking subsidiaries.

Frank B. Holding

•

Intimate knowledge of our company’s culture, values, goals, strategies, and operations derived from more than 45 years of management experience with us and our banking subsidiaries and service as a director since 1962. Currently serves as our Executive Vice Chairman.

•	Political and public leadership experience derived from service as a county commissioner.

•

Substantial personal financial interest in long term growth, stability, and success of our company and its banking subsidiaries because of his significant personal and/or beneficial ownership of shares of our company.

Frank B. Holding, Jr.

•

Intimate knowledge of our culture, values, goals, strategies, and operations derived from more than 20 years of management experience with us and our banking subsidiaries and service as a director since 1993. Currently serves as our Chairman and Chief Executive Officer.

•

Substantial personal financial interest in long term growth, stability, and success of our company and our banking subsidiaries because of his significant personal and/or beneficial ownership of shares of our company.

•	Visible and active as a community leader.

•	Experience derived from service as a director of other public companies.

Lucius S. Jones

•	Thorough understanding of our culture, values, and goals derived from service as a director since 1994. Currently serves as Lead Independent Director.

•	Financial institution management experience derived from service as former president of a federal savings and loan association.

•	Political and public leadership experience derived from service as Mayor of Wendell, North Carolina, and service on various state and local boards, commissions, and agencies.

•	Management experience derived from more than 25 years in managing, operating, and growing a successful real estate development and construction business.

•	Visible and active as a community leader.

•	Experience in dealing with public agencies for land use and the development of public and low cost housing.

•	Intimately familiar with residential real estate development and home building in North Carolina.

Robert E. Mason, IV

•	Thorough understanding of our culture, values, and goals derived from service as a director since 2007.

•	Visible and active as a community leader.

•	Management experience derived from more than 13 years in managing, operating, and growing a successful small business.

•	Provides national and international business perspective derived from business experience.

•	Able to identify with the financial needs of small and mid-size businesses, the largest business segment of our banking subsidiaries.

Robert T. Newcomb

•	Thorough understanding of our culture, values, and goals derived from service as a director since 2002.

•	Visible and active as a community leader.

•	Management experience derived from more than 28 years in managing, operating, and growing a successful mechanical contracting company.

•	Knowledge of the construction and development industry, market conditions, and business opportunities in North Carolina’s Triangle market.

•	Able to identify with the financial needs of small and mid-size businesses, the largest business segment of our banking subsidiaries.

Lewis T. Nunnelee, II

•	Thorough understanding of our culture, values, and goals derived from service as a director since 1979.

•	Visible and active as a community leader.

•	Management experience derived from more than 50 years in managing, operating, and growing a wholesale beer distributorship.

•	Intimate knowledge of the eastern North Carolina market.

•	Able to identify with the financial needs of small and mid-size businesses, the largest business segment of our banking subsidiaries.

James M. Parker

•

Intimate knowledge of our culture, values, goals, strategies, and operations derived from more than 43 years of management experience with us and our banking subsidiaries and service as a director since 2007. Currently serves as our Vice Chairman and as President of IronStone Bank-West.

•	Experienced in managing our expansion into new markets.

•	Intimate knowledge of our markets in the nation’s western states.

Ralph K. Shelton

•	Thorough understanding of our culture, values, and goals derived from service as a director since 2003.

•	Visible and active as a community leader.

•	Management experience derived from more than 26 years in managing, operating, and growing a successful marketer of coal and oil to major accounts in the southeastern part of the United States.

•	Intimate knowledge of North Carolina’s Triad market and market and economic conditions in the southeastern part of the United States.

•

Familiarity with the medical community and area universities and educational institutions in North Carolina derived from service as chairman of Moses Cone-Wesley Long Community Foundation, trustee and chairman of NC A&T State University, vice chairman of the Gateway University Research Park, and member of the Guilford Technical Community College Foundation Board.

•	Able to identify with the financial needs of small and mid-size businesses, the largest business segment of our banking subsidiaries.

•	An African-American, he has unique ability to identify the financial needs and concerns of minority customers and, more specifically, minority business owners.

David L. Ward, Jr.

•	Intimate knowledge of our culture, values, goals, strategies, and operations derived from more than 39 years of experience with us and our banking subsidiaries as director and General Counsel.

•	Visible and active as a community leader.

•	Experienced corporate general counsel with specific expertise in banking laws and regulations.

•

Familiarity with the medical community, universities, educational institutions, and economic development in North Carolina derived from service in leadership positions on the Board of Visitors and the Board of Trustees of the University of North Carolina at Chapel Hill, the Board of Directors of the Medical Foundation of ECU, Inc., the Board of Directors of the Research Triangle Foundation of North Carolina, and the Triangle Universities Center for Advanced Studies.

•	Currently serves on the North Carolina Banking Commission.

•	Able to identify with the financial needs of professional groups, a significant business segment of our banking subsidiaries.

CORPORATE GOVERNANCE

Our Board of Directors adopted Corporate Governance Guidelines during January 2010 that describe principles and practices that our Board will follow in carrying out its responsibilities. Together with our Bylaws, the Guidelines establish various processes related to the structure and leadership of our Board and the governance of our organization, including certain of the matters described below.

Director Independence

Determination of Independent Directors.    Each year our Board of Directors reviews transactions, relationships and other arrangements involving our directors and determines which of the directors the Board considers to be “independent.” In making those determinations, the Board applies the independence criteria contained in the listing requirements of The Nasdaq Stock Market. The Board has directed our Audit and Compliance Committee to assess each outside director’s independence and report its findings to the Board in connection with the Board’s annual determination, and to monitor the status of each director on an ongoing basis and inform the Board of changes in factors or circumstances that may affect a director’s ability to exercise independent judgment. The following table lists our current directors, persons who served as directors during 2009, and nominees for election as directors at the Annual Meeting, who our Board believes were, during their terms of office, and will be, if elected, “independent” directors under Nasdaq’s criteria.

John M. Alexander, Jr.	Lewis M. Fetterman	Robert T. Newcomb
Victor E. Bell III	Daniel L. Heavner	Lewis T. Nunnelee II
Hubert M. Craig III	Lucius S. Jones	Ralph K. Shelton
H. Lee Durham, Jr.	Robert E. Mason IV	R. C. Soles, Jr. (1)

(1)	Mr. Soles retired from service as a director on December 31, 2009.

In addition to the specific Nasdaq criteria, in assessing each director’s or nominee’s independence, the Audit and Compliance Committee and the Board consider whether they believe transactions that are disclosable in our proxy statements as “related person transactions,” as well as any other transactions, relationships, arrangements or other factors, could impair his or her ability to exercise independent judgment. In its determination that the directors named above are independent, those other factors considered by the Committee and the Board included: (1) FCB’s lending relationships with directors who are loan customers; (2) Mr. Bell’s interest in an entity that is co-owner of investment real property in which our former Chairman, Lewis R. Holding, owned an interest prior to his death; (3) Mr. Heavner’s and his family’s interest, and his position as a general partner, in a real estate partnership in which a company owned by our Executive Vice Chairman, Frank B. Holding, and his family members also is a partner and holds an interest, and (4) services provided from time to time by Mr. Newcomb’s mechanical engineering firm, directly and on a competitive bid basis as a contractor or subcontractor, in connection with the construction or renovation of FCB’s facilities.

Executive Sessions of Independent Directors.    Our independent directors meet separately, without management or non-independent directors being present, in conjunction with each regular meeting of our Board, and, at their discretion, they may hold separate meetings other than in conjunction with Board meetings. During 2009, the independent directors met four times in executive session.

Lead Independent Director.    Under our Corporate Governance Guidelines, if the Chairman elected by our Board is not an independent director, then each year our independent directors will designate a separate “Lead Independent Director.” Even if the Chairman is an independent director, our independent directors still may, at their option, designate a Lead Independent Director. Lucius S. Jones has been designated and currently serves as our Lead Independent Director.

Under the Guidelines, the duties of our Lead Independent Director include:

•	convening and presiding at executive sessions and separate meetings of our independent directors, and serving as the liaison between the independent directors and our Chairman and management;

•

consulting with the Chairman and management regarding concerns of our independent directors and matters discussed, decisions reached, or suggestions made, at executive sessions and separate meetings of independent directors;

•	consulting with the Chairman regarding the schedule, agenda, and information for Board meetings;

•	consulting with the Chairman with respect to consultants who may report directly to the Board;

•	consulting with the Chairman and management as to the quality, quantity, and timeliness of information provided to the Board by management;

•	being available, as appropriate, for communications with our shareholders; and

•	such other duties and authority as is described elsewhere in the Guidelines and as the Board may from time to time determine.

A special meeting of the Board will be called at the Lead Independent Director’s request. Also, while our Chairman sets the agenda for each Board meeting, a matter will be placed on the agenda for any regular or special Board meeting at the Lead Independent Director’s request.

Board Leadership Structure

Our Board annually elects a Chairman whose duties are described in our Bylaws, and it performs its oversight role through various committees which are appointed by the Board based on the recommendation of its independent Nominations Committee and which may be established as separate committees of our Board or as joint committees of our and FCB’s Boards. Currently, our Chief Executive Officer also serves as Chairman of our and the Banks’ Boards. However, although our Bylaws contemplate that our Chairman will be considered an officer, the Board may select any of its members as its Chairman, and it has no formal policy as to whether our Chief Executive Officer will serve as Chairman or whether any other director, including an independent director, may be elected to serve as Chairman.

The Board recognizes that, because our Chief Executive Officer serves as Chairman, our management has more control over the Board and its processes which could diminish the effectiveness of our independent directors and their ability to influence our policies and decisions of our Board. As a result, and as required by our Corporate Governance Guidelines, our independent directors have designated a separate Lead Independent Director who has the duties and authority described above under the caption “Lead Independent Director.”

Additionally, as described below under the heading “Committees of our Board,” all matters pertaining to executive compensation and the selection of nominees for election as directors are subject to the review and recommendation of Board committees made up of independent directors, and our Corporate Governance Guidelines provide that:

•

all outside directors have full access to any member of management and to our and the Bank’s independent auditors and internal auditors for the purpose of understanding issues relating to our business;

•	our management will arrange for our outside advisors to be made available for discussions with the Board, a Board committee, our independent directors as a group, or individual directors; and

•

the Board, each Board committee, and our independent directors as a group, in each case by a majority vote, have the authority to retain independent advisors from time to time, at our expense, and separate and apart from our regular advisors.

Our Board believes that the provisions described above enhance the effectiveness of our independent directors and provide for a leadership structure that is appropriate for a company our size, without regard to whether our Chairman is an independent director.

Board’s Role in Risk Management

Risk is inherent in any business and, as is the case with other management functions, our senior management has primary responsibility for managing the risks we face. However, as a financial institution, our business involves financial risks that do not exist, or that are more extensive than the risks that exist, in some other types of businesses. We are subject to extensive regulation that requires us to assess and manage those risks, and during their periodic examinations our regulators assess our performance in that regard. As a result, our Board is actively involved in overseeing our risk management programs.

Our Board administers its oversight function primarily through committees which may be established as separate or joint committees of our and/or the Banks’ Boards. Among others, those Board committees include our Audit and Compliance Committee, Compensation Committee, Investment Committee and Executive Committee. Our Chief Executive Officer, Chief Financial Officer and other officers who oversee departments or functions within our and the Bank’s operations make reports directly to one or more of those Committees. In particular, our General Auditor, as well as our Chief Governance Officer and the managers of departments under him (including Risk Management, Credit Risk Review, Information Security and Compliance), make reports directly to our Audit and Compliance Committee.

We believe the Board’s involvement in risk management results in Board committees that are more active than those of corporations that are not financial institutions or that are not regulated as extensively as financial institutions. This committee activity enhances our Board’s effectiveness and leadership structure by providing opportunities for non-employee directors to become more familiar with the Bank’s critical operations and more actively involved in the Board’s oversight role with respect to risk management as well as other oversight functions.

Attendance by Directors at Meetings

Board of Directors Meetings.    Our Board of Directors met six times during 2009. Each of our current directors attended at least 75% of the aggregate number of those meetings and meetings of any committees on which he or she served.

Annual Meetings.    Attendance by our directors at Annual Meetings of our shareholders gives directors an opportunity to meet, talk with and hear the concerns of shareholders who attend those meetings, and it gives those shareholders access to our directors that they may not have at any other time during the year. Our Board of Directors recognizes that our outside directors have their own business interests and are not our employees, and that it is not always possible for them to attend Annual Meetings. However, our Board’s policy is that attendance by directors at our Annual Meetings is beneficial to us and to our shareholders and that our directors are strongly encouraged to attend each Annual Meeting whenever possible. Eighteen of our 19 directors then in office attended our last Annual Meeting which was held during April 2009. The remaining director, who was unable to attend in person, participated in the meeting telephonically.

Communications with Our Board

Our Board of Directors encourages our shareholders to communicate with it regarding their concerns and other matters related to our business, and the Board has established a process by which you may send written communications to the Board or to one or more individual directors. You may address and mail your communication to our Corporate Secretary at:

Board of Directors

First Citizens BancShares, Inc.

Attention: Corporate Secretary

Post Office Box 27131 (Mail Code FCC22)

Raleigh, North Carolina 27611-7131

You also may send communications by email to fcbdirectors@firstcitizens.com. You should indicate whether your communication is directed to the entire Board of Directors, to a particular committee of the Board or its Chairman, or to one or more individual directors. All communications will be reviewed by our Corporate Secretary and, with the exception of communications our Corporate Secretary considers to be unrelated to our or the Banks’ business, forwarded to the intended recipients. Copies of communications from a customer of one of the Banks relating to a deposit, loan or other financial relationship or transaction will be forwarded to the department or division most closely associated with the subject of the communication, with a copy to the Chairman of the Audit and Compliance Committee.

Code of Ethics

Our Board of Directors has adopted three ethics codes that apply separately to our and the Banks’ financial officers, directors, and all employees, respectively. The code that applies to our financial officers is posted on FCB’s Internet website at www.firstcitizens.com. It covers our Chief Executive Officer, Chief Financial Officer, and other senior financial officers who have primary responsibility for our financial reporting and accounting functions. Among other things, all three codes are intended to promote:

•	honest and ethical conduct;

•	the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the Securities and Exchange Commission and in other public communications we make;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the codes to the Board’s Audit and Compliance Committee; and

•	accountability for adherence to the codes.

We have established a means by which officers, employees, customers, suppliers, shareholders or others may submit confidential and anonymous reports regarding ethical or other concerns about our company or any of our employees. Anyone wishing to submit a report may call (800) UREPORT (800-873-7678). Reports also may be submitted online through FCB’s Internet website.

COMMITTEES OF OUR BOARD

General

Among other committees, our Board of Directors has three independent, standing committees that assist the Board in oversight and governance matters. They are the Audit and Compliance Committee, the Nominations Committee, and the Compensation Committee. Each of those Committees operates under a written charter approved by our Board that sets out the Committee’s composition, authority, duties and responsibilities. We believe that each member of those committees is an “independent director” as that term is defined by Nasdaq’s listing standards. Current copies of the charters of those Committees are posted on FCB’s Internet website at www.firstcitizens.com. The Board also has an Executive Committee, of which a majority of the members are independent directors. The current members of each committee are listed in the following table, and the function of and other information about each committee is described in the paragraphs below.

Audit and Compliance	Nominations (1)	Compensation (2)	Executive

H. Lee Durham, Jr. - Chairman	Robert T. Newcomb - Chairman	Lucius S. Jones - Chairman	Frank B. Holding, Jr. - Chairman
John M. Alexander, Jr.	Daniel L. Heavner	Lewis M. Fetterman	Victor E. Bell III
Hubert M. Craig III	Robert E. Mason IV	Lewis T. Nunnelee II	Hope Holding Connell
Victor E. Bell III		Robert E. Mason IV	H. Lee Durham, Jr.
Lucius S. Jones
Lewis T. Nunnelee II

(1)	Mr. Soles served as Chairman of the Nominations Committee until his retirement on December 31, 2009. Mr. Newcomb became Chairman of the Nominations Committee on January 1, 2010. Mr. Mason became a member of the Nominations Committee on January 1, 2010.
(2)	Mr. Mason became a member of the Compensation Committee on April 27, 2009.

Audit and Compliance Committee

Function.    Our Audit and Compliance Committee is a joint committee of our and FCB’s Boards of Directors. It also functions as IronStone’s Audit and Compliance Committee. Under its charter, the Committee is responsible for:

•	appointing our independent accountants and approving their fees and the terms of their engagement;

•	approving services proposed to be provided by the independent accountants; and

•	monitoring and overseeing the quality and integrity of our accounting and financial reporting process and systems of internal controls.

The Committee reviews various reports from our independent accountants (including its annual report on our audited consolidated financial statements), as well as financial reports we file under the Securities Exchange Act of 1934 and reports of examinations by our regulatory agencies, and it oversees our internal audit program. At least quarterly, the Committee reviews reports on the work performed by FCB’s Audit, Corporate Finance, and Corporate Governance Departments. Also, as described above under the caption “Director Independence,” our Board has directed the Committee to monitor and make annual reports regarding the independence of our directors and, as described below under the heading “TRANSACTIONS WITH RELATED PERSONS,” the Board has directed the Committee to review and approve certain transactions, arrangements or relationships with us or the Banks in which one of our related persons has a material interest. The Committee met 16 times during 2009.

Audit Committee Financial Expert.    H. Lee Durham, Jr., the Committee Chairman, is a retired partner in the accounting firm of PricewaterhouseCoopers LLP. He has 32 years of public accounting experience, much of which involved financial institutions and other public companies. Our Board of Directors believes that Mr. Durham is an “audit committee financial expert” as that term is defined by rules of the Securities and Exchange Commission.

Audit and Compliance Committee Report

Our management is responsible for our financial reporting process, including our system of internal controls and disclosure controls and procedures, and for the preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Our independent accountants are responsible for auditing those financial statements. The Audit and Compliance Committee oversees and reviews those processes. In connection with the preparation and audit of our consolidated financial statements for 2009, the Committee has:

•	reviewed our audited consolidated financial statements for 2009 and discussed them with management;

•	discussed with our independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended;

•	received written disclosures and a letter from our independent accountants required by the independence standards of the PCAOB (PCAOB Rule 3526); and

•	discussed the independence of our independent accountants with the accountants.

Based on the above reviews and discussions, the Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our 2009 Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

Members of the Audit and Compliance Committee who participated in the reviews and discussions described above pertaining to the preparation and audit of our consolidated financial statements for 2009 are named below.

The Audit and Compliance Committee:

H. Lee Durham, Jr.                    John M. Alexander, Jr.                    Hubert M. Craig III                    Victor E. Bell III

Nominations Committee

Function.    Our Nominations Committee is a committee of our Board. Under its charter, and among other duties and responsibilities assigned from time to time by the Board, the Committee recommends candidates to the Board for selection as nominees for election as directors at our Annual Meetings and for appointments to fill vacancies on the Board. The Committee met three times during 2009.

The Committee’s charter and our Corporate Governance Guidelines provide for the Committee annually to recommend individuals who have personal and professional integrity, sound judgment, business acumen, and the time, ability and commitment to make a constructive and meaningful contribution to the Board, and who, with other members of the Board, will be effective in collectively serving the long-term interests of our shareholders. Candidates also must satisfy applicable requirements of state and federal banking regulators, and the Committee may develop other criteria or minimum qualifications for use in identifying and evaluating candidates. The Board makes all final decisions regarding nominations. In identifying candidates to be recommended to the Board of Directors from time to time, the Committee considers incumbent directors and candidates suggested by our management, other directors or shareholders. The Committee has not used the services of a third-party search firm. Shareholders who wish to recommend candidates to the Committee should send their recommendations in writing to:

Nominations Committee

First Citizens BancShares, Inc.

Attention: Corporate Secretary

Post Office Box 27131 (Mail Code FCC22)

Raleigh, North Carolina 27611-7131

Each recommendation should be accompanied by:

•

the full name, address and telephone number of the person making the recommendation, a statement that the person making the recommendation is a shareholder of record (or, if the person is a beneficial owner of our shares but not a record holder, a statement from the record holder of the shares verifying the number of shares beneficially owned), and a statement as to whether the person making the recommendation has a good faith intention to continue to hold those shares through the date of our next Annual Meeting;

•

the full name, address and telephone number of the candidate being recommended, information regarding the candidate’s beneficial ownership of our stock and any business or personal relationship between the candidate and the person making the recommendation;

•

a statement signed by the candidate that he or she is aware of and consents to being recommended to the Committee and will provide information that the Committee may request in connection with its evaluation of candidates;

•

a description of the candidate’s current principal occupation, business or professional experience, previous employment history, educational background, and any particular skills, experience or areas of expertise;

•

a description of any potential contributions to the Board that the candidate might make that are unusual or unique, and an explanation of the value or benefit that the person making the recommendation believes that the candidate would provide us as a director;

•	a description of the candidate’s current positions and experience as a community leader;

•	a description of the candidate’s current positions and experience over the previous ten years as the director of a public company;

•

information regarding any business or personal relationships between the candidate and any of our or the Banks’ customers, suppliers, vendors, competitors, directors or officers, affiliated companies, or other persons with any special interest regarding our company or our affiliated companies, and any transactions between the candidate and our company or any of our affiliated companies; and

•

any information in addition to the above regarding the candidate that would be required to be included in our proxy statement pursuant to the Securities and Exchange Commission’s Regulation 14A (including without limitation information regarding legal proceedings in which the candidate has been involved within the past ten years).

In order to be considered by the Committee in connection with its recommendations of candidates for selection as nominees for election at an Annual Meeting, a shareholder’s recommendation must be received by the Committee not later than the 120th day prior to the first anniversary of the date that our proxy statement was first mailed to our shareholders in conjunction with our preceding year’s Annual Meeting. Recommendations submitted by shareholders other than in accordance with these procedures will not be considered by the Committee.

The Committee will evaluate candidates recommended by shareholders in a manner similar to its evaluation of other candidates. The Committee considers the overall composition of the Board in light of our current and future needs and will select candidates to be recommended to the Board of Directors each year based on its assessment of, among other things: (1) business, professional, personal and educational background, skills, experience and expertise; (2) community leadership; (3) independence; (4) potential contributions to the Board that are unusual or unique; (5) knowledge of our organization and the Banks and their respective operations; (6) personal financial interest in our and the Banks’ long-term growth, stability, and success; (7) the performance and past and future contributions of our current directors, and the value of continuity and prior Board experience; (8) the existence of one or more vacancies on the Board; (9) the need for a director possessing particular attributes, skills, experience or expertise; (10) the role of directors in the Banks’ business development activities; (11) diversity; and (12) other factors that it considers relevant, including any specific qualifications the Committee adopts from time to time.

While the Committee and our Board recognize the benefits derived from a Board composed of individuals who bring different attributes, experiences, and perspectives to the Board’s deliberations, they do not consider diversity for the sake of diversity to be a basis for the nomination, election or appointment of a director, and they have not adopted any written or mandatory diversity policy or criteria applicable to the director nominations process. Accordingly, in evaluating and selecting nominees, diversity is but one of the multiple factors considered by the Committee and the Board. For these purposes, they consider diversity to encompass a variety of characteristics of candidates, including, by way of example, academic background, business experience, geographic location within our banking markets, gender and race.

The Nominations Committee recommended to our Board of Directors that our current directors listed above under the caption “Nominees” be nominated for re-election for new terms of office.

Compensation Committee

Function.    Our Compensation Committee is a joint committee of FCB’s and our Boards of Directors. The Committee met five times during 2009.

Under its charter, and in addition to other duties that may be assigned to it from time to time by the Boards, the Committee reviews and provides overall guidance to the Boards regarding our executive compensation and benefit programs and risks that may arise from our compensation plans, policies and practices that could have a material adverse effect on us or the Banks. It makes recommendations to the Boards regarding:

•	cash and other compensation paid or provided to our and each of the Banks’ Chief Executive Officers and other executive officers;

•	the adoption of new compensation or benefit plans, or changes in existing plans, under which compensation or benefits are or will be paid or provided to those persons; and

•	cash and other compensation paid or provided to other officers and employees, either individually or in the aggregate, as the Boards request.

The Committee also reviews and makes recommendations to the Boards regarding amounts of compensation paid to our directors.

In performing its duties, the Committee may, if it considers it appropriate, delegate any of its responsibilities to a subcommittee. However, any subcommittee must be composed entirely of independent directors. The Committee is authorized to conduct investigations, and to request and consider any information (from management or otherwise) that it believes is necessary, relevant or helpful in its deliberations and in making its recommendations. It may rely on information provided by management without further verification. However, under its charter, when the Committee takes an action, it should exercise independent judgment on an informed basis and in a manner it considers to be in the best interests of our shareholders. In its review and consideration of compensation matters, the Committee works closely with our Chief Human Resources Officer and her staff. In considering compensation to be paid to our directors and our executive officers named in the Summary Compensation Table below, the Committee considers information provided by our Chief Executive Officer, including, in the case of officers other than himself, information about those officers’ individual performance and his recommendations as to their compensation. After receiving the Committee’s recommendations, the Boards make all final decisions regarding compensation matters.

The Committee may retain the services of outside counsel or consultants, at our or the Banks’ expense, and on terms (including fees) that it approves. Since 2005, the Committee has retained the services of Findley Davies, Inc., a Charlotte, North Carolina, compensation and benefits consulting firm. That relationship is reviewed each year, and the Committee may, if it chooses, request and consider proposals from other consulting firms. Under the terms of its engagement, Findley Davies meets early each year with the Committee Chairman and our Chief Human Resources Officer to develop a calendar of activities for that year and to discuss our annual and strategic plans and other factors that affect our executive compensation program. It then meets with the full Committee to review and discuss a number of matters, including:

•

market trends in executive and director compensation, and surveys of executive salaries and total compensation (including short- and long-term incentives) and director compensation at similar companies;

•	our current executive and director compensation structures and the relationship between compensation levels and corporate and individual performance;

•	summaries of actual amounts and types of compensation and benefits, including perquisites, paid or provided to our individual executive officers; and

•	issues raised under Section 162(m) of the Internal Revenue Code.

Other than in an advisory capacity as described above, Findley Davies has no role in the actual recommendations made by the Committee to the Boards, or in the Boards’ approval of amounts of executive or director compensation. However, based on the reviews and discussions described above, Findley Davies does make recommendations to the Committee regarding appropriate levels and elements of compensation for our executive officers and directors. Findley Davies also assists in the preparation and review of disclosures in our proxy statements regarding executive compensation matters, and it assists in the preparation and review of the discussion of our executive compensation program that is included under the caption “Compensation Discussion and Analysis.” Findley Davies, Inc. is retained by the Committee as its independent consultant and, during 2009, it did not provide other services for us or either of the Banks.

Effect of Risk Management on Compensation.    The Compensation Committee regularly reviews our general compensation philosophy and practices to determine the overall risk profile of our compensation program. As a part of that risk oversight process, on a quarterly basis the Committee reviews all our and the Banks’ compensation plans, including all incentive and variable pay plans within specific divisions of the Banks, to determine whether there are potential areas of risk that reasonably could be expected to have a material adverse effect on our business and financial results and to ensure continued oversight and mitigation of risk within our compensation practices.

Business units and divisions within the Banks have incentive and variable pay plans that have unique structures, goals and reward levels, but the Committee believes that none of those plans provide for award levels that are over-weighted to a specific unit or service, and none of our executive officers participate in any of those plans. The vast majority of our incentive plans have maximums or payout caps that are reasonable to the employee but which the Committee believes protect our organization. Plans that do not have maximums or payout caps provide for award levels that are de minimis in relation to our organization. Based on its most recent review, the Committee believes that there are no material risk elements within the structure of our current plans.

Executive Committee

Our Executive Committee is a joint committee of our and FCB’s Boards of Directors. Under our and FCB’s Bylaws, the Committee is authorized to exercise all the powers of the Boards in the management of our affairs when the Boards are not in session, subject to the ability of the full Boards to limit the Committee’s authority. The Executive Committee met 14 times during 2009.

EXECUTIVE OFFICERS

We consider the Banks’ and our officers who are listed below to be our executive officers. Each individual is subject to re-election as an officer each year.

Name and Age	Positions With Us and/or the Banks

Frank B. Holding, Jr. 48	FCB’s, IronStone’s and our Chairman since February 2009; FCB’s and our Chief Executive Officer since January 2008; IronStone’s Chief Executive Officer since February 2009; previously served as our and FCB’s President from 1994 to February 2009; employed by FCB since 1984.

Frank B. Holding 81	FCB’s and our Executive Vice Chairman; employed by FCB since 1957.

Edward L. Willingham IV 55	FCB’s and our President since February 2009; previously served as Executive Vice President of FCB since 1992; employed by FCB since 1987.

Kenneth A. Black 58	Our Vice President, Treasurer and Chief Financial Officer; FCB’s Executive Vice President, Treasurer and Chief Financial Officer; IronStone’s Senior Vice President and Treasurer; employed by FCB since 1987.

Hope Holding Connell 47	FCB’s Executive Vice President and Business Banking Segment Manager; IronStone’s President; employed by FCB since 1986.

James E. Creekman 62	Our Secretary; FCB’s Secretary and Group Vice President - Legal Services; IronStone’s Secretary and Vice President; employed by FCB since 1991.

Lou Jones Davis 57	FCB’s Executive Vice President and Chief Human Resources Officer; employed by FCB since 1997.

Donald P. Geaslen 52	FCB’s Executive Vice President and Chief Governance Officer since January 2010; previously served as FCB’s Executive Vice President and General Auditor from March 2004 until December 2009; IronStone’s Senior Vice President; previously served as Senior Vice President and Audit Director for Wachovia Bank, Charlotte, NC from 1999 to 2004.

Ricky T. Holland 56	FCB’s Executive Vice President and Chief Credit Officer since October 2007; IronStone’s Group Vice President since 2006 and Chief Credit Officer since 2007; previously served as IronStone’s Senior Vice President and Regional Business Executive from 2002 until 2006 and Group Vice President from 2006 to 2007; employed by Ironstone or FCB from 1993 to 2000 and from 2002 to the present. From 2000 until 2002, Mr. Holland served first as Senior Vice President, and then President, of Q4i, Inc., a Dallas, TX, software company. After Mr. Holland left that company, an involuntary petition in bankruptcy was filed against it during 2003.

James M. Parker 67	Our and FCB’s Vice Chairman, President - Western Division and Chief Operating Officer of IronStone Bank; first employed by FCB during 1966.

Carol B. Yochem 50	FCB’s Executive Vice President and Wealth Management Segment Manager since September 2005; IronStone’s Senior Vice President; previously served as Executive Vice President for SunTrust Bank, Nashville, TN from 2001 to 2005.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction and Objectives

Our executive compensation program is administered by the Compensation Committee of our Board of Directors. The Committee attempts to both align our executive officers’ compensation with our long-term business philosophy and achieve our objectives of:

•	enabling the Banks to attract and retain qualified executive officers;

•	providing compensation to our executive officers that is competitive with comparable financial services companies;

•	rewarding year-over-year performance and long-term loyalty; and

•	balancing business risk with sound economic policy and shareholder safety.

Consistent with that philosophy, our executive compensation program is primarily composed of the following elements:

•	base salary;

•	retirement benefits in the form of a defined benefit pension plan, and matching contributions to Section 401(k) defined contribution plans;

•	individual non-qualified separation from service agreements; and

•	personal benefits (or “perquisites”) for certain of our executive officers.

The specific amounts or values of each of those forms of compensation that we paid or provided to our current Chairman and Chief Executive Officer, Frank B. Holding, Jr., and certain of our other executive officers for 2009 are listed in this proxy statement in the Summary Compensation Table that follows this discussion.

We do not maintain a structured or formal annual or long-term performance-based cash incentive program for executive officers. We also do not provide any equity-based compensation, or any arrangements under which compensation would be paid, or the vesting of any benefits would be accelerated, as a result of a change in control of our company. We attempt to provide reasonable annual cash compensation, and to reward long-term loyalty while minimizing the risks that potentially exist with some of the other forms of compensation that can adversely influence business decisions by corporate executives.

In performing its duties, the Compensation Committee retains the services of Findley Davies, Inc. as its independent executive compensation consultant. The consultant assists the Committee in analyzing our compensation elements, trends in executive compensation, market pay for similar positions in comparable organizations, and the alignment of our executive compensation to our business objectives and work culture. During 2009, Findley Davies did not provide additional services for us or any of our subsidiaries beyond those for the Compensation Committee.

Elements of 2009 Executive Compensation

Base Salary.    Each year in January, our Compensation Committee considers changes in our executive officers’ base salaries and makes recommendations for salary increases to our Board of Directors and the Boards of our Bank subsidiaries. After receiving the Committee’s recommendations, the Boards approve all executive officer salaries.

In reviewing executive officer base salaries, the Committee routinely considers:

•	the scope of the officers’ responsibilities;

•

market analyses provided by the Committee’s independent consultant that compare our executive officers’ salaries to compensation paid to persons in each officer’s position in similar financial services organizations;

•	our overall financial and operating performance;

•	general individual performance; and

•	internal equity of our executive officers’ current compensation.

However, the process of making base salary changes for executive officers is largely subjective. There are no specific measures or criteria by which the base salaries of our executive officers are directly tied to individual performance or our financial and operating performance. Because base salary is the primary form of compensation paid to our executive officers during their employment, the Committee’s decisions each year regarding base salaries have had little, if any, effect on decisions regarding other types of compensation.

In making its recommendation regarding 2009 base salaries, the Committee considered our 2008 financial and operating performance. The Committee believed that, given our operating philosophy and resulting risk profile and balance sheet structure, and the Banks’ branch expansion, our 2008 performance was generally comparable to that of peer organizations. Performance indicators considered by the Committee in its review included return on assets, return on equity, trends in non-interest income, loan growth, deposit growth and various asset quality measurements.

The Committee also reviewed a 2008 market analysis provided by the Committee’s independent consultant that compared our executives’ 2008 base salary rates to 2008 market median compensation paid by similar financial services organizations to their officers in similar positions. The analysis focused on:

•	base salary;

•	total cash compensation (which included base salary and annual cash incentive awards); and

•	total direct compensation (which included total cash compensation and the annualized cash value of long-term incentives).

For purposes of the analysis, the consultant used a nationally recognized survey of financial institution compensation specific to our executive officers’ positions. The survey included 2008 data from 172 organizations. Our, FCB’s and IronStone’s executive positions were compared to similar positions in similarly sized organizations. When necessary, the asset size of each organization was regressed for each position to provide a more accurate view of the market data.

We do not provide annual or long-term incentives, regular cash bonuses, or equity-based compensation. However, in recruiting and attempting to retain executive officers, we compete with organizations that do provide those additional compensation opportunities. As a result, the Compensation Committee believes that comparing our base salaries against only the base salaries paid by other organizations does not provide an accurate market comparison. For that reason, the Committee compares our executive officers’ base salary rates against market total cash compensation (which takes into account base salaries as well as annual bonus payments and other forms of cash compensation). The Committee does not rely solely on market analyses in establishing appropriate base salary levels, but it believes those analyses are helpful in determining whether our executive officers’ compensation is reasonable and competitive in relation to other similar organizations. The Committee believes that an appropriate competitive level for our executive officers’ base salaries, as compared to other organizations, is between the 50th and 75th percentile of market median total cash compensation.

The following table compares the 2008 base salary rate of Mr. L. Holding and Mr. F. Holding, Jr., who served as our Chairman and Chief Executive Officer, respectively, during that year, and the average of the 2008 base salary rates of our other executive officers named in the Summary Compensation Table below, to 2008 market median base salary, 2008 market median total cash compensation, and 2008 market median total direct compensation, as indicated by the market analysis. Our officers’ 2008 base salary rates used in the comparison are their annual base salary rates approved by the Boards that became effective on July 1, 2008. Because the 2008 base salary rates did not become effective until mid-year, the 2008 rates are higher than the dollar amounts of salaries actually received during 2008.

2008 Base Salary Rate of our Chairman and our CEO, or 2008 Average Base Salary Rates of the Listed Group, as a Percentage (and Percentile) of:
	2008 Market Median Base Salary	2008 Market Median Total Cash Compensation	2008 Market Median Total Direct Compensation
Our Chairman during 2008 (1)	185.3% (93rd percentile)	168.0% (85th percentile)	83.0% (42nd percentile)
Our CEO during 2008 (2)	69.7% (36th percentile)	51.0% (25th percentile)	23.0% (12th percentile)
Our executive officers named in the Summary Compensation Table, excluding our Chairman (6 officers)	174.93% (88th percentile	139.7% (70th percentile)	90.7% (45th percentile)
All our executive officers, excluding our Chairman	140.0% (70th percentile)	115.4% (56th percentile)	79.8% (40th percentile)

(1)	Lewis R. Holding served as our Chairman during 2008.
(2)	Frank B. Holding, Jr., was elected to serve as our CEO on January 25, 2008. His 2008 base salary rate is used in the comparison

The comparison with market median base salary alone showed that Mr. L. Holding’s 2008 base salary rate, Mr. F. Holding, Jr.’s 2008 base salary rate, and the average of our other named executive officers’ 2008 base salary rates, were at the 93rd, 36th and 88th percentile, respectively. Mr. L. Holding’s and Mr. F. Holding, Jr.’s 2008 base salary rates, and the average of those other named executive officers’ 2008 base salary rates, were at the 85th, 25th and 70 th percentiles, respectively, when compared with the 2008 market median total cash compensation.

In considering 2009 adjustments in base salary rates for our Chairman, CEO and executive officers, the Committee affirmed executive management’s recommendation to withhold merit increases for 2009 for all associates, including executive officers. This recommendation reflected the decision to reduce expenses based on forecasted earnings shortfalls that were the result of financial strain throughout the financial services industry. This decision did not impact base salary increases in conjunction with promotions.

Mr. F. Holding, Jr., our CEO during 2008, was elected Chairman and CEO in February 2009. The Compensation Committee considered his expanded responsibility as Chairman, his 2008 total compensation and general individual performance, our 2008 financial and operating performance and the 2008 market analysis, and, in consideration for his additional responsibilities, the Committee approved and recommended to the Board a base salary increase of 54.8% to $850,000 effective May 1, 2009.

In addition, Mr. E. Willingham was elected President in February 2009. The Committee considered his expanded responsibility as our President, reviewed his 2008 total compensation and general individual performance, the 2008 market analysis and recommendation from our Chairman and CEO, and, in consideration for the additional responsibilities, the Committee approved and recommended to the Board a base salary increase of 57.1% to $550,000 effective May 1, 2009.

The following table compares the 2009 base salary rates of Mr. L. Holding, who served as Chairman from January 1, 2009 through February 25, 2009, and Mr. Frank B. Holding, Jr., who served as CEO from January 1, 2009 through February 25, 2009 and as our Chairman and CEO from February 26, 2009 and for the remainder of 2009, and the average of the 2009 base salary rates of our other named executive officers, as approved and recommended by the Committee, to the 2008 market medians as indicated by the 2008 market analysis provided by the Committee’s independent consultant.

Our officers’ 2009 base salary rates used in the comparison are their annual base salary rates approved by the Boards that became effective on May 1, 2009 for Mr. F. Holding, Jr. and Mr. E. Willingham and on July 1, 2008 for all other officers. Because the 2009 base salary rates for the Chairman and CEO and for the President did not become effective until May, the 2009 rates are higher than the dollar amounts of salaries actually received during 2009.

2009 Base Salary Rate of our Chairman and CEO, or 2009 Average Base Salary Rates of the Listed Group, as a Percentage (and Percentile) of:
	2008 Market Median Base Salary	2008 Market Median Total Cash Compensation	2008 Market Median Total Direct Compensation
Our Chairman from January 1, 2009 through February 25, 2009 (1)	185.3% (93rd percentile)	168.0% (85th percentile)	83.0% (42nd percentile)
Our CEO through February 25, 2009 and our Chairman and CEO for the remainder of 2009 (2)	107.8% (35th percentile)	79.0% (40th percentile)	35.0% (18th percentile)
Our current executive officers named in the Summary Compensation Table, excluding our Chairman and our Chairman and CEO (6 officers)	174.9% (87th percentile)	139.7% (70th percentile)	90.7% (46th percentile)
All our executive officers, excluding our Chairman and CEO	146.4% (73rd percentile)	121.3% (60th percentile)	85.0% (43rd percentile)

(1)	Lewis R. Holding retired as our Chairman effective February 25, 2009.
(2)	Frank B. Holding, Jr. was elected to serve as our Chairman and CEO on February 25, 2009. His 2009 base salary rate effective on May 1, 2009 is used in the comparison.

Mr. L. Holding’s 2009 base salary rate, Mr. F. Holding, Jr.’s 2009 base salary rate, and the average of the 2009 base salary rates of those other named executive officers, were at the 93rd, 35th and 87th percentile, respectively, when compared with the 2008 market median base salary, and at the 85th, 40th and 70th percentile, respectively, when compared with the 2008 market median total cash compensation of comparable organizations.

In December 2009, the Compensation Committee reviewed a 2009 market analysis provided by the Committee’s independent consultant that compared our executive’s 2009 base salary rates to 2009 market median compensation paid by similar financial services organizations to their officers in similar positions. As in previous market studies, the consultant’s analysis focused on base salary, total cash compensation and total direct compensation.

For purposes of the analysis, the consultant used two nationally recognized surveys of financial institution compensation specific to our executive officers’ positions. The surveys included 2009 data from 1,531 and 99 organizations, respectively. As in prior analyses, FCB’s and IronStone’s executive positions were compared to similar positions in similarly sized organizations. When necessary, the asset size of each organization was regressed for each position to provide a more accurate view of the market

The following table compares the 2009 base salary rate of Mr. F. Holding, Jr., who served as our Chairman and CEO during 2009, and the average of the 2009 base salary rates of our other executive officers named in the Summary Compensation Table below (other than Mr. L. Holding who retired on February 25, 2009), to 2009 market median base salary, 2009 market median total cash compensation, and 2009 market median total direct compensation, as indicated by the market analysis. Our officers’ 2009 base salary rates used in the comparison are their annual base salary rates approved by the Boards that became effective on May 1, 2009 for Mr. F. Holding, Jr. and Mr. E. Willingham, and on July 1, 2008 for all other officers. Because the 2009 base salary rates for Mr. F. Holding, Jr. and Mr. E. Willingham did not become effective until May, the 2009 rates are higher than the dollar amounts of salaries actually received during 2009.

2009 Base Salary Rate of our Chairman and CEO, or 2009 Average Base Salary Rates of the Listed Group, as a Percentage (and Percentile) of:
	2009 Market Median Base Salary	2009 Market Median Total Cash Compensation	2009 Market Median Total Direct Compensation
Our CEO through February 25, 2009 and our Chairman and CEO for the remainder of 2009	114.0% (57th percentile)	78.0% (39th percentile)	31.0% (16th percentile)
Our current executive officers named in the Summary Compensation Table, excluding our Chairman and CEO (6 officers)	115.3% (58th percentile)	88.7% (44th percentile)	43.0% (22nd percentile)
All our executive officers, excluding our Chairman and CEO	117.0% (58th percentile)	94.1% (47th percentile)	56.8% (28th percentile)

Mr. F. Holding’s 2009 base salary rate, and the average of the 2009 base salary rates of those other named executive officers (other than Mr. L Holding), were at the 57th and 58th percentile, respectively, when compared with the 2009 market median base salary, and at the 39th, and 44th percentile, respectively, when compared with the 2009 market median total cash compensation of comparable organizations.

In considering its recommendation for Mr. F. Holding, Jr.’s 2010 base salary rate, the Compensation Committee took into account his 2009 total compensation and general individual performance, our 2009 financial and operating performance, and the 2009 market analysis. The committee approved and recommended to the Board that his base salary rate be increased by 1.0% to $858,500 effective April 1, 2010.

In considering its recommendation for increases for 2010 base salary rates of our other executive officers named in the Summary Compensation Table, the Committee reviewed their 2009 total compensation and general individual performance, our 2009 financial and operating performance, the 2009 market analysis and our Chairman’s recommendations. For 2010, the Committee approved and recommended to the Board base salary increases for those executive officers effective April 1, 2010, resulting in an aggregate increase of approximately 4.4% over 2009 base salary rates.

The following table compares the 2010 base salary rate of our Chairman and CEO, Mr. F. Holding, Jr., and the average of the 2010 base salary rates of our other current executive officers named in the Summary Compensation Table below, to 2009 market median base salary, 2009 market median total cash compensation, and 2009 market median total direct compensation, as indicated by the market analysis. Our officers’ 2010 base salary rates used in the comparison are their annual base salary rates approved by the Boards that become effective on April 1, 2010. Because the 2010 base salary rates do not become effective until April, the 2010 rates are higher than the actual dollar amounts of salaries projected to be received during 2010.

Approved 2010 Base Salary Rate of our Chairman and CEO, or Approved 2010 Average Base Salary Rates of the Listed Group, as a Percentage (and Percentile) of:
	2009 Market Median Base Salary	2009 Market Median Total Cash Compensation	2009 Market Median Total Direct Compensation
Our Chairman and CEO	45.8% (58th percentile)	78.8% (40th percentile)	31.5% (16th percentile)
Our current executive officers named in the Summary Compensation Table, excluding our Chairman and CEO (5 officers)	123.8% (62nd percentile)	94.8% (48th percentile)	46.3% (23rd percentile)
All our executive officers, excluding our Chairman	126.5% (63rd percentile)	101.6% (51st percentile)	61.2% (31st percentile)

Mr. F. Holding’s 2010 base salary rate, and the average of the 2010 base salary rates of those other current named executive officers in the Summary Compensation Table, are at the 58th and 62nd percentile, respectively, when compared with the 2009 market median base salary, and at the 40th and 48th percentile, respectively, when compared with the 2009 market median total cash compensation of comparable organizations.

In December 2009 a peer group analysis was prepared by the Committee’s independent consultant. That analysis compared 2008 compensation paid to our executive officers against 18 other publicly traded financial institutions that have assets between $7 billion and $25 billion and that primarily concentrate on retail and business banking operations.

The financial institutions included in the peer group analysis were as follows:

BOK Financial Corporation	Fulton Financial Corporation	Whitney Holding Corporation
Associated Banc-Corp	Cullen/Frost Bankers, Inc.	FirstMerit Corporation
City National Corporation	Valley National Bancorp	Trustmark Corporation
Commerce Bancshares, Inc.	Susquehanna Bancshares, Inc.	United Bankshares, Inc.
Webster Financial Corporation	BancorpSouth, Inc.	First Midwest Bancorp, Inc.
TCF Financial Corporation	South Financial Group, Inc.	Hancock Holding Company

Using the selected peer group, three years (2006-2008) of compensation data was compiled utilizing research from a nationally recognized proxy data research reporting company. As in the market analysis, the review focused on base salary, total cash and total direct compensation.

In order to understand how our compensation compared with the peer group, our compensation was reviewed against the median pay of the peer group and against our percentile ranking by asset size. Within the peer group, our ranking by asset size was at the 76.5th percentile. The Committee believes that an appropriate compensation percentile ranking for our executive officers’ base salaries, as compared to the peer organizations by asset size, is approximately the 75th percentile.

The following table illustrates how our executive officers’ 2008 base salary rates compared to the 2008 median compensation paid to executive officers, and how our compensation for those officers ranked as a percentile by asset size, of the other financial institutions included in the peer group analysis:

2008 Base Salary Rate of our Chairman and CEO, or 2008 Average Base Salary Rates of the Listed Group, as a Percentage of Median Pay (and Percentile Ranking by Asset Size) of:
	2006-2008 Peer Group Median Base Salary	2006-2008 Peer Group Median Total Cash Compensation	2006-2008 Peer Group Median Total Direct Compensation
Our current Chairman and CEO	64.4% (2nd percentile)	39.0% (0 percentile)	25.1% (0 percentile)
Our current executive officers named in the Summary Compensation Table, excluding our Chairman and CEO (4 officers)	139.3 (100th percentile)	105.6 (64th percentile)	75.7 (28th percentile)

The comparisons with the 2008 peer group median base salary and total cash compensation showed that Mr. F. Holding, Jr.’s 2008 base salary rate recommended by the Committee is below the median compensation percentage of the peer group, and at the lowest percentile ranking by asset size. However, the average of our other named executive officers’ 2008 base salary rates recommended by the Committee reflects base salary and total cash compensation at or above the median compensation percentage of the peer group, and generally in line with our percentile ranking by asset size.

The Committee also reviewed information prepared by its independent consultant regarding the relationship between compensation we pay our executive officers and our company’s financial performance, compared to compensation paid by and the performance of the organizations included in the peer group. This analysis incorporated the following performance metrics:

•	Growth: one- and five-year growth in assets, deposits and loans, with the expectation that our performance will be equal to the average or median of the peer group;

•	Asset Quality: net charge-offs and non-performing asset ratio, with the expectation that our performance will be well above the peer group; and

•

Profitability: return on average assets and return on average equity, with the expectation that our performance will be below the peer group due primarily to the Banks’ focus on balance sheet liquidity, asset quality and the ongoing expansion strategy.

That information tended to reflect that we generally compared favorably to the companies in the group with regard to performance we achieved at the compensation levels paid to our executive officers.

Bonuses.    We do not have an annual bonus program and we do not regularly pay bonuses to our executive officers. However, our Chairman and CEO occasionally recommends, and the Compensation Committee considers payment of, a discretionary bonus for one or more individual executive officers based on particular performance achievements or other factors related to the retention of motivated and talented executive officers. The Committee takes into consideration the purpose and recommended amount for any discretionary bonus within the context of each executive officer’s total cash compensation.

No discretionary bonuses were paid to any of our current named executive officers during 2009.

Retirement Plans.    We provide retirement benefits to our officers and employees under three qualified plans which include:

•	a defined benefit pension plan;

•	a Section 401(k) defined contribution plan; and

•	an enhanced Section 401(k) defined contribution plan.

During 2007, our Board approved changes to our retirement plan program with a fully effective date of January 1, 2008. These changes were recommended by a special committee of the Board and were designed to reduce the volatility of our pension plan while preserving the competitive retirement benefits we provide to our associates.

The changes included the retention of our existing pension and 401(k) plans, now referred to as the legacy plans, and the addition of an enhanced 401(k) plan. Eligible associates hired on or before March 31, 2007, could make a one-time election during 2007 to:

•	continue to participate in both legacy plans, or

•

participate in the enhanced 401(k) plan rather than the legacy 401(k) plan, in which case they would continue to be participants in the pension plan, but their pension plan benefits accrued through December 31, 2007 would be frozen and no further benefits would accrue.

Our former Chairman, Mr. L. Holding, and our Executive Vice Chairman, Mr. F. Holding (each of whom already had the maximum number of years of service that can be counted under the pension plan and, as indicated below, had begun receiving benefits under that plan) elected to participate in the enhanced 401(k) plan. All other current executive officers named in the Summary Compensation Table elected to remain in the legacy plans.

Our pension plan is a non-contributory final average pay pension plan. It has been available to all employees who had completed 1,000 hours of service within a calendar year and had reached age 21. A participant’s benefits under the plan become vested when he or she completes five years of service or when becoming totally and permanently disabled. As a result of the changes described above, new associates hired after March 31, 2007, do not become participants in the pension plan.

Monthly benefits paid from the pension plan are computed as straight life annuities beginning at age 65 and are not subject to deductions for Social Security benefits or any other offset amounts. Normal retirement age under the plan is the later of age 65 or completion of five years of service. Early retirement is permitted for participants who have reached age 50 with at least 20 years of service, or age 55 with at least 15 years of service. Benefits are actuarially increased or reduced if the monthly benefit payments begin after or prior to age 65.

A participant’s benefit is based on his or her:

•	“final average compensation,” which is the participant’s highest average covered compensation for any five consecutive years of service within the last ten years prior to retirement;

•	years of “creditable service,” which is the number of calendar years in which the participant completes 1,000 or more hours of service; and

•

“covered compensation,” which is the average of the participant’s Social Security taxable wage bases for each year during the 35-year period ending with the year in which the employee attains Social Security retirement age.

We do not grant extra years of service to pension plan participants for purposes of calculating benefits.

A participant’s annual compensation covered by the plan includes base salary, overtime, and regular bonuses. However, under the Internal Revenue Service’s regulations, the maximum amount of covered compensation considered for 2009 in determining a participant’s benefit was $245,000.

The pension plan provides that a participant’s actual annual benefit amount is calculated as follows:

•	1.2% of his or her final average compensation multiplied by his or her years of creditable service; plus

•

0.65% of his or her final average compensation in excess of covered compensation multiplied by his or her years of creditable service, not to exceed 35 years if hired on or after January 1, 2005, or 40 years if hired before that date; reduced by

•

A service fraction that is the ratio equal to the actual number of creditable years of service the individual has under the plan at retirement divided by the number of creditable years of service the individual would have under the plan if he or she remained employed to age 65.

Under the IRS’ regulations, the maximum annual benefit that may be paid to a retiring participant generally is $195,000. Participants may elect to receive retirement benefits in a joint and survivor annuity rather than a single life annuity. In those cases, the amount of the annual retirement benefit will be actuarially reduced. In cases of early retirement, a participant’s annual retirement benefits are actuarially reduced by 5.0% for each year of the first ten years by which the starting date of the early retirement benefit precedes the participants’ normal retirement date, unless a participant elects to defer receipt of benefits until he or she reaches age 65. In the case of participants whose employment continues after age 65, the annual retirement benefits, as well as the maximum permitted benefit amount, are actuarially increased.

Our legacy and enhanced Section 401(k) plans both are voluntary savings plans that provide vehicles for employees to defer a pre-tax portion of their compensation for retirement and receive an employer matching contribution on a portion of the voluntary deferral. Associates who were employed by us on or before March 31, 2007, are participants in one of the two Section 401(k) plans, depending on their elections as described above. In the case of associates who elected to participate in the enhanced Section 401(k) plan, account balances under the legacy plan were transferred to the associates’ accounts under the enhanced plan. Associates who were hired after March 31, 2007, may participate only in the enhanced plan. They become eligible to participate for purposes of their own voluntary contributions after one full month of employment, and they become eligible to receive the employer match following one full year of employment.

Under the IRS’ regulations, the maximum 2009 voluntary deferral was $16,500 for a participant under the age of 50, and $22,000 for a participant age 50 or older. Under the legacy Section 401(k) plan, we make a matching contribution to each participant’s account equal to 100% of the first 3%, and 50% of the next 3%, of the participant’s compensation that he or she defers, up to and including a maximum matching contribution of 6% of the participant’s eligible compensation. Under the enhanced plan, we make a matching contribution to each participant’s account equal to 100% of up to 6% of the participant’s compensation that he or she defers. In addition, following the close of each plan year, we make a profit-sharing contribution under the enhanced plan to each eligible participant’s account equal to 3% of the participant’s eligible compensation. During 2009, the maximum matching contribution under the legacy Section 401(k) plan was $11,025, as compared to $14,700 under the enhanced plan, and the maximum profit-sharing contribution under the enhanced plan was $7,350.

Eligibility requirements for participation and matching contributions, as well as investment opportunities, are the same in both the legacy and enhanced Section 401(k) plans.

Because they each beneficially owned more than 5% of our voting stock, federal law required that Mr. L. Holding and Mr. F. Holding each begin to receive distributions from the pension plan and legacy Section 401(k) plan when they reached age 70 1/2.

Non-Qualified Separation from Service Agreements.    The Banks have entered into separate agreements with certain executive officers that provide for payments to them for a period of ten years following a separation from service that occurs no earlier than an agreed upon age. Benefit provisions vest on the agreed upon age; however, no payments begin until the separation from service occurs. The agreements are intended to help us retain and reward the long-term loyalty of officers who are key decision makers within our organization, and to assure their continued loyalty following a separation from service. Because payments will be made to the officers only if they continue in the Banks’ employment until their agreements vest, the Committee believes the agreements help the Banks retain their executive officers and are consistent with our objective of encouraging and rewarding long-term loyalty. The Committee also believes that the additional long-term benefit provided to our executive officers under the agreements helps to make our compensation program more competitive in light of the fact that we do not have other long-term incentive or equity-based compensation plans under which executive officers of other companies can build wealth.

Currently, each agreement calls for age 65 (or an earlier agreed upon age) as the date on which benefit provisions vest, except those agreements provided to our former Chairman, Mr. L. Holding, and our Executive Vice Chairman, Mr. F. Holding. By approval of the Compensation Committee and our Board, Mr. L. Holding’s agreement became vested upon his separation from service on February 25, 2009. Following his death on August 29, 2009, benefit payments began to his named beneficiary and will continue for a total of 120 months in accordance with the provisions of the agreement. Mr. F. Holding’s agreement vests on January 1, 2011.

In return for the Banks’ payments, each officer has agreed to provide limited consultation services to, and not to compete against, the Banks during the payment period. Payments begin six months and one week following separation from service. If an officer dies prior to separation from service, or during the payment period following separation from service, the payments under his or her agreement will be made to the officer’s designated beneficiary or estate. There are no early vesting rights or change in control provisions under the agreements, and the Banks may terminate an officer’s agreement at any time prior to the vesting date. If an officer’s agreement is terminated, or the officer’s employment terminates before the age provided in his or her agreement, or another date agreed to by the Banks, for any reason other than death, all rights under his or her agreement will be forfeited. The agreements do not provide for any non-cash benefits.

Our Chairman and CEO recommends officers to the Compensation Committee to be considered for an agreement, and he recommends the amount of monthly payments for each officer’s agreement. The Committee considers the recommendation in the context of the officer’s position and other compensation and, if it concurs, it recommends approval to the Boards of Directors. The amounts of payments provided for in the agreements generally are calculated as a percentage, ranging from 25% to 60%, of an officer’s base salary at the time his or her agreement is approved. From time to time the agreements may be amended to recalculate the payment amounts based on more current base salaries and adjust the percentages of base salary used in the computation. Those adjustments are recommended by the Chairman and CEO to the Committee for consideration and recommendation to the Boards of Directors.

During 2009, existing agreements were amended for Mr. L. Holding and Mr. F. Holding. These amended agreements were approved by the Committee and the Board of Directors. The amended agreements increased the monthly payments called for in the agreements to reflect an increase in the percentage of base salary used to calculate the monthly payments (from 55% to 60%).

Personal Benefits.    We do not provide an extensive array of perquisites or personal benefits to our executive officers, other than benefits (including group insurance coverages) that are available generally to all our employees. However, from time to time certain of our executive officers do receive, or we may treat them as having received, other non-cash benefits that are not directly related to the performance of their duties as executive officers or that otherwise confer a benefit that has a personal aspect. Benefits of that type that our executive officers listed in the Summary Compensation Table received, or we treat them as having received, during 2009 included:

•	services of staff personnel that we attribute to certain officers’ personal business;

•	our former Chairman’s use of storage space in a Bank-owned warehouse; and

•	monitoring and maintenance of security systems in the residences of our former Chairman and our current Chairman and CEO under our risk management program.

As part of its review of our executive officers’ overall compensation each year, the Compensation Committee reviews personal benefits being provided, or proposed to be provided, to executive officers, and it recommends to the Boards of Directors whether those benefits should be approved or continued. During 2005, our Compensation Committee approved, and recommended to the Board of Directors, a policy under which we will, as deemed advisable, install, maintain and monitor security systems in the homes of certain executive officers as part of our risk management program. Under the policy, each officer in whose home we installed a security system would purchase that equipment from us, at its depreciated book value, following his retirement or other termination of his employment. The Board concluded that the safety of our key executive officers is a business concern, and it approved the recommended policy. During 2009, we maintained and monitored security systems in the residences of our former Chairman, Mr. L. Holding, and our current Chairman and CEO, Mr. F. Holding, Jr. In connection with Mr. L. Holding’s retirement, we agreed to provide continued use and monitoring of security systems we had installed in his residences. We have now been reimbursed for the net book value ($52,424.78) of that security equipment, including a related back up electrical generator.

As described in the Summary Compensation Table, Mr. L. Holding and our Executive Vice Chairman, Mr. F. Holding, are the only executive officers who received personal benefits during 2009 for which our aggregate incremental cost exceeded an aggregate of $10,000. The majority of these personal benefits received by Mr. L. Holding, and all personal benefits received by Mr. F. Holding, represent our estimate of our aggregate incremental costs associated with services provided by staff of FCB that may be related to their personal business.

Other Payments.    As described in this proxy statement, we entered into a retirement agreement in February 2009 with our former Chairman, Mr. L. Holding, that provided for various payments and benefits in connection with his retirement on February 25, 2009. Our Board approved the terms of this agreement, following the review and recommendation of the Compensation Committee, based on Mr. Holding’s past service to the company and in consideration for various negotiated covenants contained in the agreement, including covenants not to compete and releases of any claims.

During June 2009, we also entered into a separation agreement with our former Executive Vice President, Joseph A. Cooper, as described in this proxy statement. This agreement provided for a payment in consideration for various negotiated covenants contained in the agreement, including covenants not to compete and releases of any claims. Our Compensation Committee recommended, and the Board approved, the terms of this agreement.

Tax and Accounting Implications; Deductibility of Executive Compensation

Internal Revenue Service regulations disallow a tax deduction to public corporations for compensation, other than performance-based compensation, over $1 million paid during 2009 to our former Chairman and the additional four most highly compensated named executive officers. The Compensation Committee considers the impact of those regulations in connection with its decisions regarding the compensation of our executive officers. The Committee has determined that our Executive Vice Chairman’s 2009 compensation exceeds the deductibility limits of Section 162(m) and, to that extent, will have an effect on our income tax liability.

Compensation Committee Report

The Compensation Committee has:

•	reviewed and discussed with management the Compensation Discussion and Analysis that is included in this proxy statement; and,

•	based on that review and discussion, recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement and Annual Report on Form 10-K.

The Compensation Committee:

Lucius S. Jones                Lewis M. Fetterman                Robert E. Mason                Lewis T. Nunnelee II

EXECUTIVE COMPENSATION

Summary

The following table shows the cash and certain other compensation paid or provided to or deferred by the named executive officers for 2009, 2008, and 2007. Our executive officers are compensated by the Banks for their services as their officers, and they receive no separate salaries or other compensation from us for their services as our officers. Our executive officers are employed on an “at will” basis and are subject to re-election as officers each year, and none of them have employment agreements with us or the Banks. We do not have any plans under which equity or non-equity grants or awards are made. As a result, base salary is the largest component of each current executive officer’s total compensation.

SUMMARY COMPENSATION TABLE

Name and Principal Position During 2009 (1)	Year	Salary (5)	Bonus	Change in Pension Value (6)	All Other Compensation (7)	Total
Frank B. Holding, Jr. (2) Chairman and Chief Executive Officer	2009	$749,009	$-0-	$75,451	$11,025	$835,485
	2008	513,147	-0-	110,259	10,350	633,756
	2007	459,701	-0-	721	10,125	470,547
Kenneth A. Black Executive Vice President and Chief Financial Officer	2009	369,154	-0-	107,672	11,025	487,851
	2008	365,604	-0-	124,819	10,350	500,773
	2007	344,911	-0-	63,155	10,125	418,191
Frank B. Holding Executive Vice Chairman	2009	995,114	-0-	649,206	51,836	1,696,156
	2008	971,421	-0-	834,394	50,486	1,856,301
	2007	933,926	-0-	520,200	38,765	1,492,891
Carol B. Yochem Executive Vice President and Wealth Management Manager	2009	542,367	-0-	51,282	11,025	604,674
	2008	527,017	-0-	66,970	10,350	604,337
	2007	499,485	-0-	34,358	10,125	543,968

Edward L. Willingham IV (3) President	2009	483,344	-0-	87,708	11,025	582,077
Lewis R. Holding (2) Chairman	2009	395,494	-0-	1,261,782	219,630	1,753,708
	2008	971,421	-0-	838,075	85,300	1,894,796
	2007	933,926	-0-	548,323	76,534	1,558,783

Joseph A. Cooper (4) Executive Vice President	2009	201,085	-0-	39,995	425,363	666,443

(1)	Messrs. L. Holding, F. Holding and F. Holding, Jr. served as members of our Board of Directors during 2009, but they received no additional compensation for their services as directors.
(2)	Mr. F. Holding, Jr., was appointed to serve as Chief Executive Officer effective on January 28, 2008, and as Chairman effective on February 25, 2009. Mr. L. Holding served as Chief Executive Officer until January 28, 2008, and as Chairman until his retirement on February 25, 2009. He died on August 29, 2009.
(3)	Mr. Willingham was appointed to serve as President effective on February 25, 2009.
(4)	Mr. Cooper’s employment terminated effective on June 18, 2009.
(5)	Includes the amounts of salary deferred at each officer’s election under our Section 401(k) plan. Mr. L. Holding’s 2009 salary includes $229,642 for unused vacation benefit paid to him in connection with his retirement. As described under the caption “Related Person Transactions,” FCB is reimbursed for portions of Mr. F. Holding’s salary by First Citizens Bank and Trust Company, Inc., Columbia, S.C., and Southern Bank and Trust Company, Mount Olive, N.C., pursuant to separate agreements between FCB and those banks.

(6)	Amounts reflect the aggregate of the increase (or decrease) for each year in the actuarial present value of the officers’ accumulated benefits under our defined benefit pension plan, and the present value of monthly payments to be made to the officers in the future for a period of ten years following their separation from service at specified ages under agreements between them and the Banks. The separate amounts for each officer under the pension plan and the separation from service agreements are listed in the following table.

	F.B. Holding, Jr.		K.A. Black	F.B. Holding		C.B. Yochem	E.L. Willingham	L.R. Holding		J. A. Cooper
2009:
Increase in actuarial present value of accumulated benefits under pension plan	$43,013		$78,856	$153,605	(a)	$21,288	$65,622	$136,457	(a)	$39,995
Increase in present value of future monthly payments under separation from service agreements	32,438		28,816	495,601		29,994	22,086	1,125,325	(b)	—	(c)

Aggregate increase	$75,451		$107,672	$649,206		$51,282	$87,708	$1,261,782		$39,995

2008:
Increase in actuarial present value of accumulated benefits under pension plan	$51,413		$82,316	$190,415	(a)	$19,784	—	$201,253	(a)	—
Increase in present value of future monthly payments under separation from service agreements	58,846		42,503	643,979		47,186	—	636,822		—

Aggregate increase	$110,259		$124,819	$834,394		$66,970	—	$838,075		—

2007:
Increase in actuarial present value of accumulated benefits under pension plan	$3,494		$29,047	$110,950	(a)	$13,354	—	$146,250	(a)	—
Increase (decrease) in present value of future monthly payments under separation from service agreements	(2,773	)(d)	34,108	409,250		21,004	—	402,093		—

Aggregate increase	$721		$63,155	$520,200		$34,358	—	$548,323		—

(a)	The amounts shown are net amounts based on decreases during each year in the actuarial present values of the officers’ accumulated benefits under the pension plan (Mr. F. Holding—decreases of $66,535 for 2009, $29,725 for 2008, and $109,190 for 2007; Mr. L. Holding—decreases of $33,991 for 2009, $54,419 for 2008, and $109,422 for 2007), plus the amounts of distributions they received under the plan during each year (Mr. F. Holding - distributions of $220,140 for each of 2009, 2008 and 2007; Mr. L. Holding—distributions of $170,448 for 2009 and $255,672 for each of 2008 and 2007). For Mr. L. Holding for 2009, the decrease in the actuarial present value of his accumulated benefits has been measured from December 31, 2008 to his death on August 29, 2009, and the amount of distributions he received includes distributions to him during 2009 prior to his death. Distributions to his beneficiary following his death are not included.
(b)	The amount shown for 2009 is the increase in the present value of future payments under Mr. L. Holding’s agreement measured from December 31, 2008 to his death on August 29, 2009. He retired on February 25, 2009, but payments to him under his agreement had not commenced prior to his death. Payments to his beneficiary following his death are not included.
(c)	Mr. Cooper’s agreement terminated upon termination of his employment during 2009.
(d)	The decrease resulted primarily from changes in discount rate assumptions used in calculating the present values of future payments under all officers’ agreements.

(7)	The following table describes each officer’s “Other Compensation” for 2009.

Description	F.B. Holding, Jr.	K.A. Black	F.B. Holding	C.B. Yochem	E.L. Willingham	L.R. Holding		J.A. Cooper
The Banks’ matching and profit sharing contributions for the officers’ accounts under our Section 401(k) plans	$11,025	$11,025	$22,050	$11,025	$11,025	$15,260		$9,049
Payments/benefits provided pursuant to retirement agreement	—	—	—	—	—	155,508	(b)	—
Payments provided pursuant to separation agreement	—	—	—	—	—	—		416,314	(c)
Estimates of our incremental costs related to personal benefits (a)	—	—	29,786	—	—	48,862		—

Total	$11,025	$11,025	$51,836	$11,025	$11,025	$219,630		$425,363

(a)	From time to time our executive officers may receive, or we may treat them as having received, non-cash personal benefits. Mr. F. Holding and Mr. L. Holding were the only named officers who received personal benefits during 2009 for which we believe our aggregate incremental cost exceeded $10,000. The personal benefits we provided to them during 2009, and our estimates of our incremental costs related to those benefits, are described in the following table. In addition to the benefits listed in the table, FCB provided Mr. L. Holding with the use of storage space in a facility owned by FCB and for which FCB incured no incremental cost. We also provide our officers with group life, health, medical and other insurance coverages that are generally available on the same basis to all full-time employees. The cost of that insurance is not included in the table.

Description	F.B. Holding	L.R. Holding
Security system monitoring and maintenance (based on our actual out-of-pocket costs for communications lines and system maintenance)	—	$1,104
Personal services provided by staff personnel (based on our estimates of staff time devoted to each officer’s personal business and our compensation and benefit expense related to those employees)	$29,786	47,758

(b)	Includes the aggregate amount of cash payments and other benefits made or provided to Mr. L. Holding during 2009 in connection with his retirement as follows: a $150,000 cash payment as consideration for his covenants contained in the agreement; $4,202 representing the cost of continued retiree health insurance (including a tax “gross-up” of $2,120); and $1,306 representing the cost of a retirement gift (including a tax “gross-up” of $110).
(c)	Includes the aggregate amount of cash payments paid to Mr. Cooper in 2009 under a separation agreement in connection with the termination of his employment.

Pension Benefits and Separation from Service Payments

We have a defined benefit pension plan that covers all of our eligible employees who were hired on or before March 31, 2007, and under which benefits are provided to plan participants following their retirement. In addition, the Banks have entered into separation from service agreements with certain of our executive officers which provide for payments by the Banks to them for a period of ten years following their separation from service at specified ages. The pension plan and the separation from service agreements are described under the heading “Compensation Discussion and Analysis.” The following table provides information about benefits under the pension plan and the agreements for each of our executive officers named in the Summary Compensation Table.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)(3)	Payments During Last Fiscal Year (4)
Frank B. Holding, Jr.	Pension plan	26	$335,394	$-0-
	Separation from service agreement	N/A	557,058	-0-

Kenneth A. Black	Pension plan	22	580,536	-0-
	Separation from service agreement	N/A	494,867	-0-

Frank B. Holding	Pension plan	40	2,035,468	220,140
	Separation from service agreement	N/A	3,937,266	-0-

Carol B. Yochem	Pension plan	4	69,119	-0-
	Separation from service agreement	N/A	463,578	-0-

Edward L. Willingham IV	Pension plan	22	484,089	-0-
	Separation from service agreement	N/A	379,280	-0-

Lewis R. Holding	Pension plan	40	2,009,076	170,448
	Separation from service agreement	N/A	4,592,038	-0-	(5)

Joseph A. Cooper	Pension plan	15	335,672	-0-
	Separation from service agreement	N/A	-0-	-0-

(1)	Years of credited service under the pension plan are as of December 31, 2009. Mr. F. Holding has 53 actual years of credited service, and Mr. L. Holding had 56 actual years of credited service at the time of his retirement. However, the maximum years of service that may be counted in calculating benefits under the pension plan is 40 years or, in the case of participants hired after January 1, 2005, 35 years. Payments under the separation from service agreements are not determined on the basis of years of credited service.
(2)	The amounts shown for the pension plan reflect the actuarial present value of each officer’s accumulated benefit as of December 31, 2009 or, in the case of Mr. L. Holding, the date of his death on August 29, 2009. Those amounts were determined using the same interest rate and mortality rate assumptions as were used in our consolidated financial statements. We used a discount rate of 6.00%, and, except as described below for Messrs. F. Holding and L. Holding, we assumed that each officer will remain an active employee until, and will retire at, normal retirement age under the plan (65). We assumed that Mr. F. Holding will retire at his current age, and we used Mr. L. Holding’s actual retirement date of February 25, 2009. We assumed that each officer will elect to receive benefits based on a single life annuity or, in the case of Messrs. F. Holding and L. Holding, joint and survivor annuities (which is the basis on which their benefits currently are being paid). No pre-retirement decrements were applied.
(3)

Except in the case of Mr. L. Holding, the amounts shown for the separation from service agreements reflect the present values, as of December 31, 2009, of monthly payments called for by each officer’s agreement as in effect on that date that would be made to him or her (or his or her beneficiary) in the future over the ten-year payment term that begins six months and one week following separation from service at his or her agreed upon age. The amount shown for Mr. L. Holding is the present value of future payments on the date of his death on August 29, 2009. In the case of each officer, the amounts were determined based on a discount rate of 6.00%. In calculating those amounts, we assumed that each officer will remain an active employee until, and his or her payments will begin after, the age specified in his or her agreement. The actual monthly payment amounts provided for under the named officers’

current agreements are as follows: Mr. F. Holding, Jr.—$17,163; Mr. Black—$8,706; Mr. F. Holding—$49,756; Ms. Yochem—$12,792; Mr. Willingham—$8,231; and Mr. L. Holding—$49,756. Mr. Cooper’s agreement terminated upon the termination of his employment during June 2009.

(4)

Messrs. F. Holding and L. Holding were required by federal law to begin receiving distributions under our pension plan after they reached age 70 1/2. Mr. F. Holding remains actively employed by FCB. His amount reflects distributions he received during 2009. Mr. L. Holding retired on February 25, 2009, and he died on August 29, 2009. His amounts reflect distributions he received during 2009 until his death. Distributions to his beneficiary following his death are not included.

(5)	Mr. L. Holding retired on February 25, 2009, but he died on August 29, 2009, before he had begun to receive payments under his agreement. Payments to his beneficiary following his death are not included.

On December 31, 2009, Mr. Black and Mr. Willingham were the only named executive officers who were eligible for early retirement under the pension plan. Early retirement is permitted for participants who have reached age 50 with at least 20 years of service, or age 55 with at least 15 years of service. If a participant retires early, his or her annual benefits under the pension plan are actuarially reduced by 5.0% for each year of the first ten years by which the starting date of the early retirement benefit precedes the participants’ normal retirement date, unless the participant elects to defer receipt of benefits until he or she reaches age 65. As indicated in the table above, Messrs. F. Holding and L. Holding were required by federal law to begin receiving distributions of benefits under the pension plan when they reached age 70 1/2. Mr. L. Holding retired on February 25, 2009.

Potential Payments upon Termination or Change in Control

Current Executive Officers.    The only contracts, agreements, plans or arrangements in effect during 2009 under which payments or other benefits will be made or provided to any of our current executive officers named in the Summary Compensation Table in connection with a termination of their employment or a change in their responsibilities were:

•	our pension plan and Section 401(k) plans which cover all of our eligible employees;

•	the separation from service agreements between the Banks and certain of our senior officers under which payments will be made following an officer’s separation from service after a stated age;

•	our group insurance plans under which disability and death benefits are provided to all of our eligible employees; and

•	the agreement described below with Carol B. Yochem.

There are no agreements with any of our current executive officers under which payments would be made as a result of a change in control of our company or the Banks.

Payments and benefits under our pension plan and the separation from service agreements are described above under the caption “Pension Benefits and Separation from Service Payments.” An employee’s death benefit under our Bank-provided group life insurance plans equals the employee’s annual salary, with a maximum benefit of $600,000.

Under an agreement with Ms. Yochem when she was first employed during 2005, FCB has agreed that, if any of the “triggering events” described below occur, it will make a lump-sum severance payment to her equal to her annual base salary rate. A triggering event will have occurred if:

•	Ms. Yochem’s employment is terminated without cause;

•	her base salary is reduced below her beginning annual rate of $460,000;

•

her life, medical or hospitalization or disability insurance, or similar benefits, including any retirement plan, are reduced in level, scope or coverage, or are eliminated without being replaced with substantially similar plans or benefits, unless that action applies proportionately to all salaried employees who participate in those benefits or plans;

•	she is transferred to a job location more than 30 miles from her initial principal work location; or

•	her position is eliminated, or her employment is changed in any material respect such that she no longer serves in her initial position with FCB or in a position with similar duties.

If any of those events had occurred on December 31, 2009, the amount of FCB’s lump-sum payment to Ms. Yochem would have been $542,367.

Former Executive Officers.    During February 2009, we and the Banks entered into a retirement agreement with our former Chairman, Lewis R. Holding, in connection with his retirement on February 25, 2009. Under that agreement, FCB:

•	paid to Mr. Holding:

•	his normal salary through February 28, 2009, plus $229,642 reflecting his unused vacation benefit for 2009;

•	the cost (grossed up for applicable income taxes) of retiree health insurance or COBRA continuation coverage for a period of seven months (an aggregate of $4,202); and

•	$150,000 in consideration of Mr. Holding’s covenants contained in the agreement;

•

transferred ownership to Mr. Holding of certain electronic equipment (including communications devices and related equipment) located in his residences or previously used by him having nominal value; and

•	agreed to provide to Mr. Holding, during his lifetime, personal security services, including continued use and monitoring of security systems in his residences and driver assistance.

Following his retirement, Mr. Holding remained entitled to his vested benefits under our defined benefit pension plan and his existing separation from service agreement as described above under the caption “Pension Benefits and Separation from Service Payments.” Payments under the separation from service agreement ($597,072 per year, payable in monthly payments for ten years) became vested upon his retirement but did not commence before his death on August 29, 2009. In connection with consulting services he provided under that agreement, he was provided continued use of his former office space and reasonable secretarial assistance. We have been reimbursed $52,425 for the net book value of security equipment and a related electrical generator we installed in Mr. Holding’s residences during his employment.

During 2009, FCB entered into a separation agreement with Joseph A. Cooper, its Executive Vice President, under which it made a $416,314 cash payment to Mr. Cooper in connection with the termination of his employment.

DIRECTOR COMPENSATION

The following table describes our standard schedule of fees paid to our non-employee directors for their one-year terms of office following our 2009 Annual Meeting.

Description	Amount
Annual retainer	$25,000
Additional annual retainer paid to the Chairman of our Audit and Compliance Committee	40,000
Per diem fee for attendance in person at meetings of our and FCB’s Boards and/or committees	1,000
Per diem fee for attendance in person at meetings of IronStone’s Board and/or committees	1,000
Per diem fee for attendance via teleconference at meetings of our and FCB’s Boards and/or committees	500
Per diem fee for attendance via teleconference at meetings of IronStone’s Board and/or committees	500

Currently, only one per diem fee is paid for attendance at meetings of our and FCB’s Boards and committees that are held on the same day. A separate per diem fee is paid for attendance at meetings of IronStone’s Board and committees that are held on the same day. For the year following the 2010 Annual Meeting, fees will be paid for each meeting attended by our directors, regardless of whether those meetings are held on the same day. The separate annual retainer paid to the Chairman of our Audit and Compliance Committee (who is designated as our “audit committee financial expert”) is in recognition of the additional duties and responsibilities required by that position.

In addition to our standard fees, certain of our non-employee directors receive other compensation from FCB as described below.

•

Since his retirement as our and FCB’s President during 1987, George H. Broadrick has received payments under an agreement that he provide consulting services to, and not compete with, FCB during the term of the payments. During 2006, the agreement was replaced with a new agreement under which he receives payments of $7,500 per month for his continued services. FCB provides Mr. Broadrick with office space and administrative assistance reasonably necessary in providing his consulting services under the agreement. The new agreement expires during 2011 but may be terminated at any time by FCB. If Mr. Broadrick dies during the term of the agreement, payments for the remaining term will be made to his beneficiary or estate.

•	During 2009, Lucius S. Jones served on FCB’s local advisory board in his community and received $375 for attendance at advisory board meetings.

The following table summarizes the compensation received by our non-employee directors for 2009.

2009 DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash	All Other Compensation		Total
John M. Alexander, Jr.	$46,500	$-0-		$46,500
Carmen Holding Ames	31,500	-0-		31,500
Victor E. Bell III	53,000	-0-		53,000
George H. Broadrick	30,500	90,000	(2)	120,500
Hubert M. Craig III	41,500	-0-		41,500
H. Lee Durham, Jr.	100,000	-0-		100,000
Lewis M. Fetterman	32,500	-0-		32,500
Daniel L. Heavner	32,500	-0-		32,500
Lucius S. Jones	52,875	-0-		52,875
Robert E. Mason IV	30,000	-0-		30,000
Robert T. Newcomb	41,500	-0-		41,500
Lewis T. Nunnelee II	41,500	-0-		41,500
Ralph K. Shelton	36,500	-0-		36,500
R. C. Soles, Jr. (3)	30,500	-0-		30,500
David L. Ward, Jr.	32,000	-0-		32,000

(1)	Hope Holding Connell, Lewis R. Holding, Frank B. Holding, Frank B. Holding, Jr., and James M. Parker are not listed in the table. They served as directors during 2009 (or, in the case of Mr. L. Holding, a portion of 2009), but were compensated as officers of the Banks and received no additional compensation for their services as directors.
(2)	Reflects payments under the separate agreement described in the narrative above.
(3)	Mr. Soles retired from the Board on December 31, 2009.

TRANSACTIONS WITH RELATED PERSONS

Our Policy

Our Board of Directors has adopted a written policy under which our Audit and Compliance Committee, on an ongoing basis, reviews and approves certain transactions, arrangements or relationships in which we or one of the Banks is a participant and in which any of our “related persons” has a material interest. Our related persons include our directors, nominees for election as directors, executive officers, beneficial owners of more than 5% of a class of our voting stock, and members of the immediate family of one of those persons.

Except as described below, the policy covers:

•

any transactions, arrangement or relationships, or series of transactions, arrangements or relationships, that are required to be disclosed in our proxy statements under rules of the Securities and Exchange Commission (in general, those in which the dollar amount involved exceeds or will exceed an aggregate of $120,000, including all periodic payments); and

•

charitable contributions or gifts, or series of charitable contributions or gifts (whether in cash or in-kind in the form of property or services), by us or the Banks to any eleemosynary or other non-profit organization in which a related person is a director or executive officer (other than a non-management director or advisory director) or is known to have some other material relationship and in which the aggregate dollar amount involved exceeds or will exceed (including periodic installments, and all other such contributions made during the same year) the greater of $200,000 or 5% of that organization’s gross revenues for the current year.

The transactions covered by the policy generally include loans, but the policy does not cover loans made by one of the Banks in the ordinary course of its business that are subject to banking regulations relating to “insider loans” and that are required to be approved by a majority of the Bank’s Board of Directors. The policy also does not cover compensation paid to our executive officers, or to an immediate family member of a related person, that has been reviewed and approved, or recommended to our Board of Directors for approval, by our Compensation Committee. Transactions and relationships in the ordinary course of the Banks’ business involving their provision of services as depositaries of funds, or similar banking or financial services or customer relationships, are not required to be approved by the Committee. However, the Committee has directed FCB’s Chief Compliance Officer to review and monitor those transactions and relationships with our related persons on an ongoing basis and make periodic reports to the Committee.

Individual transactions under ongoing relationships in which we or the Banks regularly obtain products or services from related persons in connection with our business operations are not required to be separately approved. Rather, the Committee approves the entry into any new relationships and then monitors those relationships on an ongoing basis. Similarly, in the case of the ongoing relationships described below under the caption “Related Person Transactions During 2009” under which FCB provides various operations, data processing and other business services to affiliated banks under multi-year service agreements, the Committee approves the entry into any new agreement, or the renewal of an existing agreement, with one of those banks. However, during the terms of the agreements, the Committee is not required to pre-approve the addition, deletion or modification of services, or pricing or other changes, under the agreements. FCB’s Chief Compliance Officer reviews and evaluates all such proposed individual changes and reports those actions to the Committee.

In its review of related person transactions or charitable gifts, the policy provides that the Committee should exercise independent judgment and should not approve any proposed transaction or charitable gift unless and until it has concluded to its satisfaction that the transaction or gift:

•	has been or will be agreed to or engaged in on an arm’s-length basis;

•	is or will be on terms that are fair and reasonable to us or the Banks; and

•	is in our or the Banks’ best interests.

Related Person Transactions During 2009

The Banks have had, and expect to have in the future, banking transactions in the ordinary course of their business with certain of their and our current directors, nominees for director, executive officers, principal shareholders, and other related persons. All loans included in those transactions during 2009 were made in the ordinary course of the Banks’ business on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time the loans were made for comparable transactions with other persons, and those loans did not involve more than the normal risk of collectibility or present other unfavorable features. On December 31, 2009, the aggregate outstanding balance of loans and leases to our and the Banks’ directors and officers, their immediate family members, and business and other entities they control, was approximately $28,808,000, and the Banks had an aggregate of approximately $16,829,000 in unfunded loan commitments to those persons.

In addition to its primary business of providing traditional loan, deposit and other banking services to individuals and businesses, FCB (through a department operating under the trade name “InfoTech Alliance Bank Services,” and through FCB’s corporate trust department and other departments) regularly provides a variety of ongoing business, data processing, bank operations, corporate trust and other support services to other banks and financial institutions pursuant to service agreements with those institutions. FCB has engaged in that line of business for more than 20 years and currently provides certain of those services in the ordinary course of its business to approximately 60 different “Client Banks,” including First Citizens Bank and Trust Company, Inc., Columbia, South Carolina (“FCB/SC”), Southern Bank and Trust Company, Mount Olive, North Carolina (“Southern”), The Fidelity Bank, Fuquay-Varina, North Carolina (“Fidelity”), The Heritage Bank, Lucama, North Carolina (“Heritage”), and The Exchange Bank, Kingstree, South Carolina (“Exchange”). The services provided by FCB to those banks include, among others, item and account processing services, clearing of incoming and outgoing items, maintenance of loan and deposit systems, securities portfolio management services, stock transfer services, courier services, management consulting services (including, in the case of FCB/SC and Southern, the services of Frank B. Holding as director), and services as trustee for Southern’s, Fidelity’s and Heritage’s pension plans and Section 401(k) plans. Under FCB’s service agreements with those banks, services are added and deleted, or are narrowed or expanded, from time to time.

Aggregate fees billed by FCB for all those services during 2009 totaled approximately $19,786,000 for FCB/SC, $4,965,000 for Southern, $5,157,000 for Fidelity, $1,073,000 for Heritage, and $504,000 for Exchange, in each case including amounts attributable to FCB’s out-of-pocket costs for telecommunications, postage and courier services related to the services provided. Of the amounts billed to FCB/SC and Southern, $134,000 and $109,000, respectively, represented reimbursement to FCB for a portion of Mr. F. Holding’s salary paid by FCB. Mr. F. Holding receives no salary, directors’ fees, or other compensation directly from FCB/SC or Southern for the services he renders to them.

Mr. F. Holding is one of our principal shareholders and also is a principal shareholder of the parent holding companies of FCB/SC, Southern, Fidelity and Heritage, and he is a director of FCB/SC and Southern. Frank B. Holding, Jr., who is our Chairman and Chief Executive Officer, also is a director of Heritage. Hope Holding Connell, who is our executive officer and director, also is a director of Southern. Carmen Holding Ames, who is our director, also is a director of FCB/SC and Fidelity. Our Audit and Compliance Committee has reviewed and approved the above agreements and monitors FCB’s ongoing relationships with the affiliated banks, but, as explained above, our policy is that individual transactions under or changes (such as changes in services or pricing) in those agreements are to be pre-approved by our Chief Compliance Officer and reported to the Committee.

During 2009, FCB entered into license agreements with FCB/SC, Fidelity and Heritage relating to certain service marks owned by FCB which those banks had used for a number of years, with FCB’s consent, in connection with banking products they offer and for which FCB provides processing services under the agreements described above. The license agreements were initiated by FCB without any prior review or approval, for its own benefit to confirm and protect FCB’s ownership of the marks as against other third parties, and they did not grant the affiliated banks any additional rights or benefits. However, the agreements should have been reviewed by our Chief Compliance Officer before they were signed. The license agreements have now been reviewed and ratified by our Audit and Compliance Committee.

Our investment securities available for sale include an equity investment in FCB/SC’s parent company, First Citizens Bancorporation, Inc., which it has held for over 20 years and which had a carrying value (based on the per share price of the stock quoted on the OTC Bulletin Board) of $14,633,000 at December 31, 2009, as compared to approximately $12,759,000 on December 31, 2008.

David L. Ward, Jr., one of our directors and our General Counsel, is the senior member of Ward and Smith, P.A., which provides legal services to us, FCB and IronStone. An aggregate of $2,854,000 was paid to that firm by us and all of our subsidiaries for services during 2009, and the firm will continue to provide legal services to us during 2010.

Hope Holding Connell, our director, FCB’s Executive Vice President and Business Banking Segment Manager and IronStone Bank’s President, is the daughter of our director and executive officer, Frank B. Holding, and the sister of our Chairman and Chief Executive Officer, Frank B. Holding, Jr. The following table contains information about Ms. Connell’s compensation for 2009, 2008 and 2007. Since she is an executive officer, her compensation each year is reviewed by our Compensation Committee, and recommended by the Committee to our Board for approval, under the same process that applies to all our other executive officers, and it is not separately reviewed or approved by the Audit and Compliance Committee under our related person transaction policy.

Name and Principal Position (1)	Year	Salary (2)	Bonus	Change in Pension Value (3)	All Other Compensation (4)	Total
Hope Holding Connell FCB’s Executive Vice President and Business Banking Segment Manager; President of IronStone Bank	2009	$310,500	-0-	$58,358	$11,025	$379,883
	2008	290,200	-0-	74,544	10,350	375,094
	2007	259,267	-0-	28,626	10,125	298,018

(1)	Ms. Connell served as a member of our and the Banks’ Boards of Directors during each year but she received no additional compensation for her services as a director.
(2)	Includes the amount of salary deferred at Ms. Connell’s election under our Section 401(k) plan.
(3)	Amounts reflect the aggregate of the increase for each year in (a) the actuarial present value of Ms. Connell’s accumulated benefit under our defined benefit pension plan ($47,297 for 2009, $53,817 for 2008, and $9,658 for 2007), and (b) the present value of monthly payments to be made to Ms. Connell in the future for a period of ten years following her separation from service at age 65 or an earlier agreed upon date under a separate agreement between her and FCB (increases of $11,061 for 2009, $20,727 for 2008 and $18,968 for 2007). The actual monthly payment amount provided for in her current separation from service agreement is $6,469.
(4)	The listed amount reflects matching contributions made by the Banks on Ms. Connell’s behalf under our Section 401(k) plan. Ms. Connell did not receive personal benefits during 2009 that exceeded an aggregate of $10,000. We also provide our officers with group life, health, medical and other insurance coverages that are generally available to all full-time employees. The cost of that insurance is not included in the table.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Principal Shareholders

The following table lists persons who we believe owned, beneficially or of record, 5% or more of our Class A Common or Class B Common on the Record Date for the Annual Meeting.

	Beneficial Ownership						Percentage of Total Votes (2)
	Class A Common			Class B Common
Name and Address of Beneficial Owner	Number of Shares (1)		Percentage of Class (2)	Number of Shares (1)		Percentage of Class (2)
Carmen Holding Ames 4300 Six Forks Road Raleigh, NC 27609	691,898	(3)	7.90%	94,955	(3)	5.66%	6.21%

Carson H. Brice 4300 Six Forks Road Raleigh, NC 27609	92,404	(4)	1.06%	102,029	(4)	6.08%	4.85%

Claire H. Bristow 1225 Lady Street Columbia, SC 29201	92,906	(4)	1.06%	102,381	(4)	6.10%	4.86%

Hope H. Connell 4300 Six Forks Road Raleigh, NC 27609	99,270	(5)	1.13%	118,751	(5)	7.08%	5.62%

Frank B. and Ella Ann Holding 409 East Market Street Smithfield, NC 27577	2,562,487	(6)	29.26%	714,802	(6)	42.61%	39.32%

Frank B. Holding, Jr. 4300 Six Forks Road Raleigh, NC 27609	114,128	(4)	1.30%	143,677	(4)	8.56%	6.78%

Olivia B. Holding 409 East Market Street Smithfield, NC 27577	101,183	(7)	1.16%	114,678	(7)	6.84%	5.44%

North State Trustees 128 South Tryon Street Charlotte, NC 28202	416,840	(8)	4.76%	560,919	(8)	33.43%	26.38%

Lewis R. Holding Trust 100 South Main Street Fuquay-Varina, NC 27526	541,232	(9)	6.18%	31,469	(9)	1.88%	2.93%

(1)	Except as otherwise noted, and to the best of our knowledge, each named individual beneficial owner exercises sole voting and investment power with respect to all listed shares. Certain of the named individuals may be considered to exercise shared voting and investment power with respect to certain of the listed shares held jointly, by family members or other persons, or by corporations or other entities that they may be deemed to control, as follows: Ms. Ames—664,032 shares of Class A Common and 93,906 shares of Class B Common; Ms. Brice—5,200 shares of Class A Common and 1,250 shares of Class B Common; Ms. Bristow—5,410 shares of Class A Common and 1,250 shares of Class B Common; Ms. Connell—29,203 shares of Class A Common and 19,572 shares of Class B Common; Mr. F. Holding—518,200 shares of Class A Common and 106,799 shares of Class B Common; Mr. F. Holding, Jr.—5,400 shares of Class A Common and 20,527 shares of Class B Common; Ms. O. Holding—14,989 shares of Class A Common and 4,736 shares of Class B Common. Certain of the named individuals disclaim beneficial ownership of the following numbers of listed shares that are held by or for family members or other persons: Ms. Bristow—1,645 shares of Class A Common and 25,910 shares of Class B Common; Ms. Connell—891 shares of Class A Common and 8,520 shares of Class B Common; Mr. F. Holding—977,461 shares of Class A Common and —607,503 shares of Class B Common; Mr. F. Holding, Jr—10,131 shares of Class A Common and 9,722 shares of Class B Common;

(2)	“Percentage of class” reflects the listed shares as a percentage of the total number of outstanding shares of that class of stock. “Percentage of total votes” reflects the aggregate votes represented by the listed shares of both classes as a percentage of the aggregate votes represented by all outstanding shares of our voting securities.
(3)	Includes an aggregate of 122,800 shares of Class A Common and 62,437 shares of Class B Common that are also shown as beneficially owned by the North State Trustees, and 541,232 shares of Class A Common and 31,469 shares of Class B Common that also are shown as beneficially owned by the Lewis R. Holding Trust.
(4)	All listed shares also are shown as beneficially owned by Mr. F. Holding.
(5)	Includes an aggregate of 80,425 shares of Class A Common and 116,851 shares of Class B Common that also are shown as beneficially owned by Mr. F. Holding,
(6)	Includes an aggregate of 471,157 shares of Class A Common and 576,105 shares of Class B Common that also are shown as beneficially owned by Mr. F. Holding’s adult children listed individually in the table.
(7)	Includes an aggregate of 92,969 shares of Class A Common and 113,323 shares of Class B Common that are also shown as beneficially owned by Mr. F. Holding.
(8)	Includes 294,040 shares of Class A Common and 498,482 shares of Class B Common held by North State Trust—1990, 110,400 shares of Class A Common and 58,917 shares of Class B Common held by North State Trust—1979, and 12,400 shares of Class A Common and 3,520 shares of Class B Common held by North State Trust—1976, each of which trusts is for the benefit of Ms. Ames. The six trustees for the three trusts, who may be deemed to have shared voting and investment power as to such shares, are George H. Broadrick, Carolyn S. Holding, Frank R. Holding, Graham Kennedy, Maria M. Lynch and David L. Ward, Jr. Includes an aggregate of 122,800 shares of Class A Common and 62,437 shares of Class B Common that also are shown as beneficially owned by Ms. Ames.
(9)	Includes 541,232 shares of Class A Common and 31,469 shares of Class B Common that are also shown as beneficially owned by Ms. Ames.

Directors and Executive Officers

The following table describes the beneficial ownership of our Class A Common and Class B Common on the Record Date by our current directors, nominees for election as directors, and certain of our executive officers, individually, and by all of our current directors and executive officers as a group.

	Beneficial Ownership						Percentage of Total Votes (2)
	Class A Common			Class B Common
Name of Beneficial Owner	Number of Shares (1)		Percentage of Class (2)	Number of Shares (1)		Percentage of Class (2)
John M. Alexander, Jr.	727		0.01%	68		*	0.01%
Carmen Holding Ames	691,898		7.90%	94,955		5.66%	6.21%
Victor E. Bell III	17,840		0.20%	4,925		0.29%	0.27%
Kenneth A. Black	1,888		0.02%	-0-		—	*
George H. Broadrick	60,867		0.70%	2,500		0.15%	0.28%
Hope Holding Connell	99,270	(3)	1.13%	118,751	(3)	7.08%	5.62%
H. M. Craig III	400		*	-0-		—	*
H. Lee Durham, Jr.	450		0.01%	100		0.01%	0.01%
Lewis M. Fetterman	14,955		0.17%	3,600		0.21%	0.20%
Daniel L. Heavner	435		*	-0-		—	*
Frank B. Holding	2,562,487	(4)	29.26%	714,802	(4)	42.61%	39.32%
Frank B. Holding, Jr.	114,128	(5)	1.30%	143,677	(5)	8.56%	6.78%
Lucius S. Jones	1,000		0.01%	-0-		—	*
Robert E. Mason IV	350		*	200		0.01%	*
Robert T. Newcomb	750		0.01%	-0-		—	*
Lewis T. Nunnelee II	300		*	450		0.03%	0.02%
James M. Parker	342		*	-0-		—	*
Ralph K. Shelton	100		*	-0-		—	*
David L. Ward, Jr.	15,416		0.18%	8,388		0.50%	0.42%
Edward L. Willingham IV	10		*	-0-		—	*
Carol B. Yochem	200		*	-0-		—	*
All directors and executive officers as a group (25 persons)	3,389,360	(6)	38.71%	831,888	(6)	49.59%	46.91%

(1)	Except as otherwise noted, and to the best of our knowledge, individuals named and included in the group exercise sole voting and investment power with respect to all shares. Certain of the individuals named and included in the group may be considered to exercise shared voting and investment power with respect to certain of the listed shares held jointly, by family members or other persons, or by corporations or other entities that they may be deemed to control, as follows: Ms. Ames—666,769 shares of Class A Common and 94,229 shares of Class B Common; Mr. Bell—17,113 shares of Class A Common and 2,462 shares of Class B Common; Ms. Connell—29,203 shares of Class A Common and 19,572 shares of Class B Common; Mr. F. Holding—518,200 shares of Class A Common and 106,799 shares of Class B Common; Mr. F. Holding, Jr.—5,400 shares of Class A Common and 20,527 shares of Class B Common; Mr. Parker—142 shares of Class A Common Mr. Willingham IV—10 shares of Class A Common and all individuals included in the group—1,236,837 shares of Class A Common and 243,589 shares of Class B Common. Certain of the individuals named and included in the group disclaim beneficial ownership of the following numbers of listed shares that are held by or for family members or other persons: Mr. Broadrick—10,000 shares of Class A Common and 2,500 shares of Class B Common; Ms. Connell—891 shares of Class A Common and 8,520 shares of Class B Common; Mr. Fetterman—4,809 shares of Class A Common and 1,400 shares of Class B Common; Mr. F. Holding—977,461 shares of Class A Common and 607,503 shares of Class B Common; Mr. F. Holding, Jr.—10,131 shares of Class A Common and 9,722 shares of Class B Common; Mr. Ward—15,302 shares of Class A Common and 875 shares of Class B Common; and all individuals included in the group—1,018,594 shares of Class A Common and 630,520 shares of Class B Common. Shares listed for certain of the named individuals have been pledged as security for loans as follows: Mr. F. Holding, Jr.—52,295 shares of Class A Common and 115,921 shares of Class B Common and Ms. Connell—16,447 shares of Class B Common.

(2)	“Percentage of class” reflects the listed shares as a percentage of the total number of outstanding shares of that class of stock. “Percentage of total votes” reflects the aggregate votes represented by the listed shares of both classes as a percentage of the aggregate votes represented by all shares of BancShares’ voting securities. An asterisk indicates less than .01%.
(3)	Includes an aggregate of 80,425 shares of Class A Common and 116,851 shares of Class B Common that also are shown as beneficially owned by Mr. F. Holding.
(4)	Includes an aggregate of 114,128 shares of Class A Common and 143,677 shares of Class B Common that also are shown as beneficially owned by Mr. F. Holding, Jr. and an aggregate of 80,425 shares of Class A Common and 116,851 shares of Class B Common that also are shown as beneficially owned by Ms. Connell.
(5)	All listed shares also are shown as beneficially owned by Mr. F. Holding.
(6)	As described above, certain shares are included in the beneficial ownership of each of Ms. Connell, Mr. F. Holding, and Mr. F. Holding, Jr., but they are included only once in the shares listed for the group.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, executive officers and principal shareholders are required by federal law to file reports with the Securities and Exchange Commission regarding the amounts of and changes in their beneficial ownership of our Class A Common and Class B Common. Based on our review of copies of those reports, our proxy statements are required to disclose failures to report shares beneficially owned or changes in beneficial ownership, and failures to timely file required reports, during previous years. During 2009, reports relating to certain small purchases of shares inadvertently were filed after their due dates as follows: Frank B. Holding—seven reports for twelve purchases of shares by or for his trust, a related entity, or his spouse or her trust; North State Trustees—two reports for two purchases of shares. Each of those reports was filed promptly after it was discovered that it had been overlooked.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Appointment of Independent Accountants

Our Audit and Compliance Committee has selected our current independent accounting firm, Dixon Hughes PLLC, to serve as our independent accountants for 2010. The Committee’s charter gives it the responsibility and authority to select and appoint our independent accountants and to approve their fees and the terms of the engagement under which they provide services to us. Our shareholders are not required by our Bylaws or the law to ratify the Committee’s selection. However, we will submit a proposal to ratify the appointment of Dixon Hughes PLLC for 2010 for voting by shareholders at the Annual Meeting as a way for shareholders to be heard in the selection process. Representatives of Dixon Hughes PLLC are expected to attend the Annual Meeting and be available to answer appropriate questions, and they will have an opportunity to make a statement if they desire to do so. If our shareholders do not ratify the Committee’s selection, the Committee will reconsider its decision, but it could choose to reaffirm its appointment of Dixon Hughes PLLC. Even if our shareholders vote to ratify the Committee’s selection, during the year the Committee could choose to appoint different independent accountants at any time if it determines that a change would be in our best interests.

Our Board of Directors recommends that you vote “For” Proposal 2. To be approved,

a majority of the votes entitled to be cast with respect to shares present or represented at the Annual Meeting must be cast in favor of the proposal.

Services and Fees During 2009 and 2008

Except as described below, under its current procedures our Audit and Compliance Committee specifically pre-approves all audit services and other services provided by our accountants. Since it is difficult to determine in advance the exact nature and extent of the tax services or advice we will need during the year, the Committee authorizes our management to obtain tax services from our accountants from time to time during the year up to specified aggregate amounts of fees set by the Committee by category of service. Requests for advice in excess of those amounts require further Committee approval. The entire Audit and Compliance Committee generally participates in the pre-approval of services. However, in the case of proposals that arise during the year to obtain non-audit services from our accountants beyond what has been pre-approved by the Committee, the Committee delegates authority to its Chairman to approve those additional services on behalf of the Committee. Any such action by the Chairman is to be communicated to the full Committee at its next regularly scheduled meeting.

As our independent accountants for 2009 and 2008, Dixon Hughes PLLC provided us with various audit and other services for which we and our subsidiaries were billed, or expect to be billed, for fees as further described below. Our Audit and Compliance Committee has considered whether the provision of non-audit services by our independent accounting firm during 2009 was compatible with maintaining its independence. The Committee believes that the provision of non-audit services by Dixon Hughes PLLC during 2009 did not affect its independence.

The following table lists the aggregate amounts of fees paid to Dixon Hughes PLLC for audit services for 2009 and 2008 and for other services they provided during 2009 and 2008.

Type of Fees and Description of Services	2009	2008
Audit Fees, including audits of our consolidated financial statements and reviews of our condensed interim consolidated financial statements included in our Quarterly Reports on Form 10-Q; and, for 2009, consultation and audit services related to bank acquisitions	$825,968	$662,800

Audit-Related Fees, including, during both years, audits of FCB’s common trust funds, audits of our employee benefit plans, provision of third-party review reports on our internal controls; consultation concerning financial reporting standards; and, for 2009, balance sheet audits of acquired banks	450,000	399,800

Tax Fees, including reviews of our consolidated federal and related state income tax returns and non-routine tax consultations	26,150	25,375

All Other Fees	-0-	-0-

PROPOSALS FOR 2011 ANNUAL MEETING

Any proposal of a shareholder, other than a nomination for election as a director, that is intended to be presented for action at our 2011 Annual Meeting must be received by our Corporate Secretary in writing at our address listed below no later than November 19, 2010, to be considered timely received for inclusion in the proxy statement and proxy card that we will distribute in connection with that meeting. In order to be included in our proxy materials for a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value, whichever is less, of shares of our stock entitled to be voted on that proposal at the meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with certain other eligibility and procedural requirements contained in rules of the Securities and Exchange Commission.

Written notice of a shareholder proposal (other than a nomination) intended to be presented at our 2011 Annual Meeting but which is not intended to be included in our proxy statement and proxy card, or of a shareholder’s intent to nominate a person for election as a director at our 2011 Annual Meeting, must be received by our Corporate Secretary at our address listed below no earlier than December 19, 2010, and no later than February 2, 2011, in order for that proposal or nomination to be brought before that Annual Meeting. The same notice requirements apply in the case of a shareholder proposal other than a nomination in order for that proposal to be considered timely received for purposes of the Proxies’ discretionary authority to vote on other matters presented for action by shareholders at our 2011 Annual Meeting. However, if, following our 2010 Annual Meeting, our Board of Directors increases the number of our directors, thereby creating an unfilled vacancy that will be filled at our 2011 Annual Meeting, and if there is no public announcement naming the nominee to fill the vacancy at least 100 days prior to the first anniversary of our 2010 Annual Meeting, then a shareholder’s written notice of a nomination to fill the vacancy will be treated as timely if it is received by us not later than the close of business on the tenth day following the day on which our public notice actually is given. To be effective, notices of shareholder proposals or nominations are required to contain certain information specified in our Bylaws. Shareholder proposals or nominations not made as provided in our Bylaws will not be considered at Annual Meetings.

The notices described above should be mailed to:

First Citizens BancShares, Inc.

Attention: Corporate Secretary

Post Office Box 27131 (Mail Code FCC22)

Raleigh, North Carolina 27611-7131

ANNUAL REPORT ON FORM 10-K

We are subject to the reporting requirements of the Securities Exchange Act of 1934, and we file periodic reports and other information, including proxy statements, annual reports, quarterly reports and current reports, with the Securities and Exchange Commission. FCB’s Internet website (www.firstcitizens.com) contains a link to the Commission’s website (www.sec.gov) where you may review information that we file electronically.

A copy of our 2009 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, is being mailed to our shareholders with this proxy statement. An additional copy will be provided without charge to any shareholder upon written request directed to our Corporate Secretary, James E. Creekman, at the above address.

First Citizens BancShares

VOTING BY PROXY

Read our proxy statement before you vote by proxy. Then, to insure that your shares are represented at the Annual Meeting, we ask that you appoint the Proxies to vote your shares for you. You can do that in one of the following two ways.

Voting by Proxy Card

You can mark the card below, sign the reverse side and return this entire sheet in the enclosed postage-prepaid envelope.

Voting by Internet

You can go to the Internet website http://www.firstcitizens.com/vote. When you are prompted for your “control number,” enter the number printed just above your name on the reverse side of this proxy card, and then follow the instructions you will be given. You need not sign and return a proxy card. You will be appointing the Proxies to vote your shares on the same terms and with the same authority as if you marked, signed and returned a proxy card. The authority you will be giving the Proxies is described in the proxy card below and in our proxy statement for the Annual Meeting. You should note that you may vote by Internet only until 5:00 p.m. on April 25, 2010, which is the day before the Annual Meeting date. This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed.

APPOINTMENT OF PROXY SOLICITED BY BOARD OF DIRECTORS

The undersigned hereby appoints George H. Broadrick, Hope Holding Connell, Frank B. Holding, Frank B. Holding, Jr., Lewis T. Nunnelee II, and David L. Ward, Jr. (the “Proxies”), or any substitute appointed by them, as the undersigned’s attorneys and proxies, and authorizes any one or more of them to represent and vote as directed below all outstanding shares of the Class A Common Stock and/or Class B Common Stock of First Citizens BancShares, Inc. (“BancShares”) held of record by the undersigned on March 3, 2010, at the Annual Meeting of BancShares’ shareholders (the “Annual Meeting”) to be held at the First Citizens Center located at 4300 Six Forks Road, Raleigh, North Carolina, at 1:00 p.m. on Monday, April 26, 2010, and at any adjournments of the Annual Meeting. The undersigned directs that the shares represented by this appointment of proxy be voted as follows:

1. Election of Directors — Election of 18 directors for one-year terms

☐	FOR all nominees listed below	☐	WITHHOLD authority to vote
	(except as indicated otherwise below)		for all nominees listed below

Nominees: John M. Alexander, Jr., Carmen Holding Ames, Victor E. Bell III, George H. Broadrick,

Hope Holding Connell, Hubert M. Craig III, H. Lee Durham, Jr., Lewis M. Fetterman, Daniel L. Heavner,

Frank B. Holding, Frank B. Holding, Jr., Lucius S. Jones, Robert E. Mason IV, Robert T. Newcomb,

Lewis T. Nunnelee II, James M. Parker; Ralph K. Shelton, David L. Ward, Jr.

Instruction: To withhold authority to vote for any individual nominee(s), write that nominee’s name(s) on the line below.

2. Ratification of Appointment of Independent Accountants

Proposal to ratify the appointment of Dixon Hughes PLLC as BancShares’ independent accountants for 2010

☐ FOR	☐ AGAINST	☐ ABSTAIN

Please date and sign this appointment of proxy on the reverse side, then fold and return the entire sheet to BancShares in the envelope provided.

3. Other Business

On any other matters properly presented for action by shareholders at the Annual Meeting, and on matters incident to the conduct of the meeting, including motions to adjourn, the Proxies are authorized to vote the shares represented by this appointment of proxy according to their best judgment.

I (We) direct that the shares represented by this appointment of proxy be voted as instructed above. In the absence of any instruction, those shares may be voted by the Proxies “FOR” the election of each nominee named in Proposal 1 and “FOR” Proposal 2. If, before the Annual Meeting, any nominee listed in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies are authorized to vote for a substitute nominee named by the Board of Directors. This appointment of proxy may be revoked by the undersigned at any time before the voting takes place at the Annual Meeting by filing with BancShares’ Corporate Secretary a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing an intention to vote in person.

,	2010
Date

Signature		Signature (if held jointly)

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

After dating and signing, please fold and return this entire sheet to BancShares in the envelope provided.

IMPORTANT: To ensure that your shares are represented and that a quorum is present at the Annual Meeting, please send in your appointment of proxy whether or not you plan to attend.